Exhibit 10.1

Executed Version

SENIOR SECURED SUPER PRIORITY

DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

by and among

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

as Debtor and Debtor-in-Possession,

The Lenders

from Time to Time Party Hereto,

and

NEXBANK, SSB,

as Administrative Agent and Collateral Agent

Dated as of April 28, 2011

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v

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SCHEDULES

Schedule 1.01(a)	Commitments
Schedule 1.01(b)	Excluded Certificates
Schedule 1.01(c)	Material Adverse Effect Excluded Events
Schedule 8.04	Litigation
Schedule 8.12	Subsidiaries
Schedule 8.15	Real Property
Schedule 8.18	Security Documents, Perfection Matters
Schedule 8.21	Contractual or Other Restrictions
Schedule 8.23	Collective Bargaining Agreements
Schedule 8.24	Insurance
Schedule 8.25	Existing Indebtedness
Schedule 8.26	Deposit Accounts and Securities Accounts
Schedule 10.02	Liens
Schedule 10.05	Existing Investments
Schedule 10.10	Burdensome Restrictions
Schedule 14.02	Addresses for Notices

EXHIBITS

Exhibit A-1	Form of Assignment and Acceptance
Exhibit N-1	Form of Notice of Borrowing
Exhibit P-1	Form of Perfection Certificate
Exhibit S-1	Form of Security Agreement
Exhibit S-2	Form of Stipulation No. 1
Exhibit T-1	Form of Term Loan Note

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of April 28, 2011, is among Molecular Insight Pharmaceuticals, Inc., a Massachusetts corporation as a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), the lenders from time to time party hereto (each a “Lender” and, collectively, the “Lenders”) and NexBank, SSB, a Texas-chartered savings bank (“NexBank”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and NexBank, as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”, and together with the Administrative Agent, collectively, the “Agents” and each an “Agent”).

RECITALS

WHEREAS, on December 9, 2010 (the “Petition Date”), the Borrower commenced a voluntary case under Chapter 11 of the Bankruptcy Code (the “Bankruptcy Case”) in the United States Bankruptcy Court for the District of Massachusetts (the “Bankruptcy Court”);

WHEREAS, the Borrower continues to operate its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, the Borrower issued notes to the holders (the “Bondholders”) of its senior secured floating rate bonds, due November 2012 (the “Bonds”), pursuant to that certain Indenture, dated as of November 16, 2007, between the Borrower and The Bank of New York Trust Company, N.A. as trustee (the “Indenture Trustee”) and collateral agent (the “Indenture”);

WHEREAS, as of the Petition Date, the aggregate outstanding principal amount of the Bonds, together with accrued but unpaid interest and fees thereon, was equal to not less than $201,794,051;

WHEREAS, the Borrower has requested that the Lenders provide financing to the Borrower consisting of a senior secured super priority term loan facility in a principal amount of up to $10,000,000 (the “Facility”) pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code;

WHEREAS, the Lenders have indicated their willingness to agree to extend the Facility to the Borrower, all on terms and conditions set forth herein and in the other Credit Documents and in accordance with Sections 364(c) and 364(d) of the Bankruptcy Code, so long as (a) such postpetition credit obligations are (i) secured by Liens on substantially all of the property, rights and interests, real and personal, tangible and intangible, of the Borrower, whether now owned or hereafter acquired, subject in priority only to certain Liens and the Carve Out, as hereinafter provided, and (ii) given superpriority status as provided in the Order and (b) the Bondholders shall receive certain adequate protection for use of cash collateral and the priming of their prepetition Liens securing the obligations of the Borrower in respect of the Bonds; and

WHEREAS, the Borrower has agreed to provide such collateral security, superpriority claims and adequate protection, subject to the approval of the Bankruptcy Court.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.01 unless the context otherwise requires:

“Account” shall have the meaning set forth in the definition of Control Agreement.

“Acquisition Consideration” shall mean, for any acquisition, the purchase consideration for such acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided, however, that “Acquisition Consideration” shall not include royalties paid or payable by the Borrower or any Subsidiary in respect of any Product under any in-bound licensing agreement, except to the extent the exclusion of such royalties would reduce the Acquisition Consideration below the Fair Market Value for such acquisition.

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement.

“Administrative Questionnaire” shall mean a questionnaire completed by each Lender, in a form approved by the Collateral Agent and the Required Lenders, in which such Lender, among other things, (a) designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with such Lender’s compliance procedures and Applicable Laws, including federal and state securities laws and (b) designates an address, facsimile number, electronic mail address and/or telephone number for notices and communications with such Lender.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Fee Letter” shall mean the Fee Letter dated as of April 28, 2011 by and between the Borrower and the Agents, in form and substance satisfactory to the Agents and the Required Lenders.

“Agents” shall have the meaning set forth in the preamble to this Agreement.

“Agreement” shall mean this Credit Agreement, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time.

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A-1.

“Attributable Indebtedness” shall mean, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Authorized Officer” shall mean, the chairman of the board, the president, the chief financial officer, the chief operating officer, the treasurer or any other senior officer (to the extent that such senior officer is designated as such in writing to the Agents by the Borrower) of the Borrower.

“Bankruptcy Case” shall have the meaning set forth in the Recitals to this Agreement.

“Bankruptcy Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Bankruptcy Code” shall mean Title 11 of the United States Code.

“Bankruptcy Court” shall have the meaning set forth in the Recitals to this Agreement.

“BioMedica” shall mean BioMedica Life Sciences S.A.

“BioMedica Agreements” shall mean (i) the Territory License Agreement, dated September 1, 2009, between the Borrower and BioMedica, as amended as of the Petition Date, and (ii) the Supply Agreement, dated October 19, 2009, between the Borrower and BioMedica, as amended as of the Petition Date.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” shall mean, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to any of the Agents.

“Bondholders” shall have the meaning set forth in the Recitals to this Agreement.

“Bonds” shall have the meaning set forth in the Recitals to this Agreement.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrowing” shall mean and include (a) the incurrence of the Initial Borrowing Amount on or after the Closing Date but before the earlier of the Final Borrowing Date and the Maturity Date and (b) the incurrence of the Final Borrowing Amount on or after the Final Borrowing Date but before the Maturity Date.

“Budget” shall mean a cash flow forecast for the period from the Petition Date through the week of June 17, 2011, which sets forth on a weekly basis cash receipts and disbursements (including, without limitation, line item entries for professional fees and expenses by firm and the anticipated uses of the Facility) in form and substance satisfactory to the Required Lenders and the Borrower, which is attached as Annex A to the Order.

“Business” shall mean the research, development and, upon receipt of all necessary governmental approvals and authorizations, distribution, marketing, sale, license or other commercial exploitation of the Primary Products and any other biopharmaceutical product candidates developed, acquired or licensed by the Borrower and/or any of its Subsidiaries, in each case as determined by the Borrower’s management and Board of Directors.

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

“Capital Expenditures” shall mean, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) and maintenance, refurbishment or upgrading of equipment, machinery, fixed assets and real property improvements which under GAAP would be regarded as a capital expenditure. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capitalized Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided, that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Carve Out” shall mean after a Carve-Out Trigger Date, then, unless otherwise consented to by the Agents, the Required Lenders and Required Consenting Bondholders, the Borrower shall be permitted to pay only (i) all allowed and unpaid professional fees and disbursements incurred by the Borrower and any Committee on and after the Carve-Out Trigger Date in an aggregate amount not in excess of $2,000,000 (inclusive of any retainers held by any professional for the Borrower) plus all unpaid professional fees and disbursements incurred prior to the Carve-Out Trigger Date to the extent allowed by the Bankruptcy Court at any time, and (ii) all fees pursuant to 28 U.S.C. §1930 (it being understood that, in the event of (A) a liquidation of the Borrower’s estate; (B) the occurrence of the effective date of a plan of reorganization; or (C) the sale of all or substantially all of the Borrower’s assets, an amount equal to the Carve-Out shall be reserved from the proceeds of such liquidation, such plan of reorganization or such sale or from cash held in the Borrower’s estate at such time, and held in a segregated account prior to the making of the distributions); provided, however, that all amounts of unpaid professional fees and disbursements incurred on and after the Carve-Out Trigger Date shall be first applied against any retainer, if any, held by such estate professional. Notwithstanding the foregoing, so long as the Carve-Out Trigger Date has not occurred, the Borrower shall be permitted to pay compensation and reimbursement of expenses allowed and payable incurred by the Borrower and all Committees, in each case under sections 330 and 331 of the Bankruptcy Code, as the same may be due and payable and otherwise allowed and payable by order of the Bankruptcy Court, and the same shall not reduce the Carve-Out. For the avoidance of doubt, the Carve-Out may not be used for seeking confirmation of a plan of reorganization pursuant to section 1129(b) of the Bankruptcy Code over the objection of the Agents, the Lenders, the Indenture Trustee or the Required Consenting Bondholders.

“Carve-Out Trigger Date” shall mean the next day after the earlier of (x) 3 business days after the delivery of a Termination Declaration as a result of the occurrence and during the continuation of an Event of Default, without the Borrower curing the Event of Default or the Bankruptcy Court determining otherwise, and (y) 11:59 p.m. (Eastern Time) on May 20, 2011.

“Cash Collateral Order” shall mean that certain final order of the Bankruptcy Court authorizing the Borrower to use cash collateral and granting adequate protection as in effect from time to time, entered on March 3, 2011.

“Cash Controlled Accounts” shall mean accounts held by the Borrower at institutions for which the Collateral Agent has in place a Control Agreement.

“Cash Equivalents” shall mean:

(a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(d) time deposits, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

(e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above

(f) demand deposits, including interest-bearing money market accounts, trust funds, trust accounts, interest-bearing deposits of depositary institutions, so long as the long-term senior, unsecured ratings by S&P and Moody’s of such depositary institution are AA (or the equivalent) or higher; and

(g) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

“Citibank Operating Account” shall mean the Borrower’s account number 001050464473 maintained at Citibank.

“Closing Date” shall mean April 28, 2011.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean any assets of the Borrower or other collateral upon which Collateral Agent has been granted a Lien in connection with this Agreement.

“Collateral Agent” shall have the meaning set forth in the preamble to this Agreement.

“Collections” shall mean all cash, checks, credit card slips or receipts, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of the Borrower or its Subsidiaries.

“Commitment” shall mean, with respect to each Lender, such Lender’s Term Loan Commitment.

“Committee” shall mean an official committee appointed by the United States Trustee in accordance with Section 1102 of the Bankruptcy Code.

“Confidential Information” shall have the meaning set forth in Section 14.18.

“Contingent Liability” shall mean, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Control Agreement” shall mean a tri party deposit, securities or commodity account control agreement by and among the Borrower, the Collateral Agent and a bank, securities intermediary or commodities intermediary. A Control Agreement shall provide (a) “control” to the Collateral Agent of such deposit account, securities account or commodities account (each an “Account”) within the meaning of Articles 8 and 9 of the UCC, (b) that absent receipt of a written notice (a “Control Notice”) from the Collateral Agent to the bank, securities intermediary or commodities intermediary, the Borrower shall be entitled to give all withdrawal, payment, transfer, fund disposition or other instructions concerning the Account, (c) upon receipt of a Control Notice from the Collateral Agent, the bank, securities intermediary or commodities intermediary will comply with instructions of the Collateral Agent directing the disposition of funds with respect to such account without further consent by the Borrower and (d) for other terms mutually acceptable to the Borrower, the Collateral Agent and the Required Lenders and which are otherwise consistent with the foregoing clauses (a)-(c).

“Control Notice” shall have the meaning set forth in the definition of Control Agreement.

“Copyright Security Agreement” shall mean the Copyright Security Agreement entered into by the Borrower in favor of the Collateral Agent on behalf of the Lenders in customary form appropriate for filing with the United States Copyright Office.

“Credit Documents” shall mean this Agreement, the Order, the Control Agreements, the Agent Fee Letter, the Fee Letter, the Security Documents, any Notes issued by the Borrower hereunder, any subordination agreements in favor of any Agent with respect to any of the Obligations, and any other agreement entered into now, or in the future, by the Borrower, on the one hand, and any Agent or Lender, on the other hand, in connection with this Agreement.

“Credit Extension” shall mean and include the making of a Loan.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Development” shall have the meaning set forth in Section 11.01(l).

“DIP Proceeds Controlled Account” shall mean the Borrower’s account number 1612068 maintained at NexBank, SSB, which shall be subject to a Control Agreement.

“Disclosure Statement” shall mean a disclosure statement describing the Plan of Reorganization and that is consistent with the requirements of the Plan Support Agreement.

“Disposition” or “Dispose” shall mean the direct or indirect sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any expropriation or other compulsory disposition) of any property (including tangible and intangible) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividend” with respect to any Person shall mean any dividend on or return of equity capital by such Person to the holders of its Equity Interests or any other distribution, payment or delivery of property or cash by such Person to the holders of its Equity Interests as such, or any redemption, retirement, purchase or other acquisition, directly or indirectly, by such person for consideration of any of its Equity Interests outstanding (or any options or warrants issued by such Person with respect to its Equity Interests), or the setting aside of any funds for any of the foregoing purposes, or the purchase or other acquisition for consideration by any Subsidiary of such person of any of the Equity Interests of such Person outstanding (or any options or warrants issued by such person with respect to its Equity Interests).

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the Applicable Laws of the United States, any state, territory, protectorate or commonwealth thereof, or the District of Columbia.

“E&Z Agreement” shall mean the Facility Setup and Contract Manufacturing Agreement, dated October 20, 2009, between the Borrower and Eckert & Ziegler Nuclitec GmbH, as amended as of the Petition Date.

“E&Z Amendment” shall mean the First Amendment to the E&Z Agreement, dated March 21, 2011, between Eckert & Ziegler Radiopharma GmbH (formerly known as Eckert & Ziegler Nuclitec GmbH) and the Borrower.

“Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (“Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment or human health or safety (to the extent relating to exposure to Hazardous Materials).

“Equity Interests” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, options or other rights for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that, together with the Borrower or a Subsidiary thereof, is, or within the last six (6) years was, treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA with respect to a Plan, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” shall have the meaning set forth in Section 11.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Account” shall mean (i) the Plains Account, so long as the balance of such account is not in excess of $700,000 (other than as the result of the accrual of interest thereon) at any time, (ii) the Citibank Operating Account, so long as the balance of such account is not in excess of $7,000,000 (other than as the result of the accrual of interest thereon) at any time, and (iii) any deposit account specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of employees of the Borrower.

“Excluded Certificates” shall mean the certificates listed on Schedule 1.01(b).

“Excluded Taxes” shall mean with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder, (a) income, franchise or similar Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Non-U.S. Lender, any withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office, unless such designation was at the request of the Borrower), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.04(a) and (d) Taxes imposed by reason of the failure of such Agent or such Lender to comply with its obligations under Section 5.04(b) and Section 5.04(c), or to the extent that such documentation fails to establish a complete exemption from applicable withholding Taxes, other than, in either case, due to a change in Applicable Laws after the Closing Date.

“Exit Commitment Letter” shall mean the Exit Commitment Letter, dated February 28, 2011, among the Borrower and the Lenders party thereto.

“Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments and any arbitration award, judgment or settlement of a legal claim; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Fair Market Value” shall mean, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Borrower acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Borrower delivered to the Collateral Agent.

“Federal Funds Rate” shall mean, for any day, a fluctuating interest rate per annum equal to: (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next succeeding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Amended and Restated DIP Fee Letter dated as of April 28, 2011 by and between the Borrower and the initial Lenders party thereto, in form and substance reasonably satisfactory to each of the Lenders party thereto.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.01, the Agent Fee Letter or the Fee Letter.

“Final Borrowing Amount” shall mean, at any time, up to $10,000,000 inclusive of the Initial Borrowing Amount.

“Final Borrowing Date” shall mean the date specified in a Notice of Borrowing delivered by the Borrower to the Administrative Agent in accordance with Section 2.03 for the Borrowing of the Final Borrowing Amount; provided that the Final Borrowing Date shall be at least five (5) days after the Initial Borrowing Date.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, that if the Borrower notifies the Collateral Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Collateral Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Agents, the Lenders and the Borrower shall negotiate in good faith to effect such amendment and such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” shall mean the government of the United States, any foreign country or any multinational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

“Guarantee” shall mean, as to any Person, (a) any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases or other obligation (“primary obligations”) payable or performable by another Person (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) any such primary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of any such primary obligation of the payment or performance of such primary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay any such primary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of any such primary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any primary obligation of any other Person, whether or not such primary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount set forth in the written agreement evidencing such Guarantee or, in the absence of a written agreement, the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedging Agreement” shall mean (a) any and all agreements or documents not entered into for speculative purposes that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Indebtedness” shall mean, as to any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any interest, currency or other swap transaction;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture partner, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any interest, currency or other swap or hedge transaction on any date shall be deemed to be the Swap Termination Value thereof as of such date.

Notwithstanding the foregoing, it is understood and agreed that Indebtedness shall not include obligations under agreements providing for the adjustment of the purchase price, working capital or similar adjustments in connection with any Investment or Disposition permitted under this Agreement to the extent that such obligations are contingent.

“Indenture” shall have the meaning set forth in the Recitals to this Agreement.

“Indenture Trustee” shall have the meaning set forth in the Recitals to this Agreement.

“Initial Borrowing Amount” shall mean, at any time, up to $5,000,000.

“Initial Borrowing Date” shall mean the date of the funding of the Initial Borrowing Amount.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Filings” shall mean Collateral consisting solely of intellectual property assets for which a security interest can be perfected by filing with the U.S. Patent and Trademark Office or Copyright Office.

“IP Right” shall have the meaning set forth in the definition of Primary Product.

“IP Security Agreements” shall mean the Copyright Security Agreement, the Trademark Security Agreement and the Patent Security Agreement.

“Lender” shall have the meaning set forth in the preamble to this Agreement.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment for collateral purposes, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided, that in no event shall an operating lease entered into in the ordinary course of business or any precautionary UCC filings made pursuant thereto by an applicable lessor or lessee, be deemed to be a Lien.

“Loan” shall mean, individually, any Term Loan made by any Lender hereunder, and collectively, the Term Loans made by the Lenders hereunder.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” shall mean any change, effect, occurrence or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its obligations under the Credit Documents or (c) the legality, validity, binding effect or enforceability against the Borrower of any Credit Document to which it is a party; provided, however, that the term “Material Adverse Effect” does not, and shall not be deemed to, include, either alone or in combination, any changes, effects, occurrences or developments: (i) resulting from general economic or business conditions in the United States or any other country in which the Borrower and its subsidiaries have operations, or the worldwide economy taken as a whole; (ii) affecting the Borrower in the industry or the markets where the Borrower operates (except to the extent such change, occurrence or development has a disproportionate adverse effect on the Borrower and its subsidiaries relative to other participants in such industry or markets, taken as a whole); (iii) resulting from any changes (or proposed or prospective changes) in any law or in GAAP or any foreign generally accepted accounting principles; (iv) in securities markets, interest rates, regulatory or political conditions, including resulting or arising from acts of terrorism or the commencement or escalation of any war, whether declared or undeclared, or other hostilities; (v) resulting from any delisting of the Borrower’s equity interests from NASDAQ; (vi) resulting from the negotiation, announcement or performance by the Borrower of its obligations under the Documentation, including, but not limited to the announcement of the identity of the Lenders or contemplated equity holders of the reorganized Borrower under the Plan of Reorganization or any communication by the Borrower or any of the Lenders of any plans or intentions regarding the operation of the Borrower’s business, prior to or following the Closing Date; (vii) resulting from any act or omission of the Borrower required by the terms of the Facility, or otherwise taken with the prior consent of the Required Lenders or the Agents; (viii) resulting from the filing of the Bankruptcy Case; (ix) resulting from the resignation or other termination of any employee of the Borrower or any of its subsidiaries primarily as a result of any matter described in the foregoing clause (vi); (x) only to the extent the Borrower commences legal proceedings to confirm the termination of the BioMedica Agreements in accordance with the Plan of Reorganization, resulting or arising from the disputes between the Borrower and BioMedica relating to BioMedica’s obligations under the BioMedica Agreements; (xi) resulting or arising from the termination or rejection of the E&Z Agreement, provided that such termination or rejection, as the case may be, occurs at the direction of the Required Consenting Bondholders; or (xii) arising from the events listed on Schedule 1.01(c).

“Material Contracts” shall mean, with respect to any Person, each contract to which such Person is a party (other than the Credit Documents) for which (a) aggregate payments exceed $1,000,000 per year or $5,000,000 in the aggregate, (b) breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, or (c) has aggregate payments in excess of $1,000,000 in the aggregate and relates to a Primary Product.

“Material Event” shall mean an event that by its scope or need for regulatory approval cannot reasonably be corrected in 6 months.

“Maturity Date” shall mean the date which is the earliest of (a) May 20, 2011, (b) the effective date of a confirmed plan of reorganization for the Borrower, (c) the date a sale or sales of all or substantially all of the Borrower’s assets is consummated under Section 363 of the Bankruptcy Code, (d) the conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code, (e) any action by the Borrower inconsistent with the Plan Support Agreement, (f) the dismissal of the Bankruptcy Case, and (g) approval by the Bankruptcy Court of any other debtor-in-possession financing unless (A) in the event that the liens securing indebtedness under any such debtor-in-possession financing are senior to or pari passu with liens securing the obligations under the Indenture but junior to the liens securing the Facility, entry into such financing is consented to by the Required Consenting Bondholders and (B) in the event that the liens securing indebtedness under any such debtor-in-possession financing are senior to or pari passu with the liens securing the Facility, entry into such financing is consented to by both the Required Lenders and the Required Consenting Bondholders.

“Maximum Lawful Rate” shall have the meaning set forth in Section 5.04(b).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure Indebtedness or other similar documents granting Liens on the Premises, as well as the other Collateral secured by and described in such mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents, as each may be amended or supplemented from time to time in accordance with its terms.

“Mortgaged Property” shall mean each parcel of Real Property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.16.

“Multiemployer Plan” shall mean any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, as to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” shall mean:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents actually received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received, but excluding any cash or Cash Equivalents used to satisfy termination payments under a Capitalized Lease) over (ii) the sum of (A) all fees and out-of-pocket expenses (including underwriting discounts, commissions, brokerage fees and collection expenses) incurred by the Borrower or such Subsidiary in connection with such transaction, (B) taxes reasonably estimated to be actually payable within twelve months of the date of the relevant transaction as a result of any gain recognized in connection therewith or otherwise in respect of such transaction; provided, that if the amount of taxes actually paid with respect to such Disposition or Extraordinary Receipt is less than the amount estimated in respect thereof, the excess shall constitute Net Cash Proceeds, (C) in the case of a Disposition, payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Bonds) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such Disposition, (D) reasonable amounts to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such transaction, and (E) any amounts required to be deposited into escrow in connection with the closing of such Disposition (until any such amounts are released therefrom to Borrower or any of its Subsidiaries); and

(b) with respect to any incurrence or issuance of Indebtedness or the issuance of equity by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents actually received in connection with such transaction over (ii) the underwriting discounts and commissions or similar payments, and all other fees and out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.

“New Lender” shall have the meaning set forth in Section 2.11.

“Non-Excluded Taxes” shall have the meaning set forth in Section 5.04(a).

“Non-Primary Product” shall mean a Product that is not a Primary Product.

“Non-U.S. Lender” shall have the meaning set forth in Section 5.04(b).

“Note” shall mean, as the context may require, a Term Loan Note.

“Notice of Borrowing” shall have the meaning set forth in Section 2.03(a).

“Obligations” shall mean all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower arising under or in connection with any Credit Document, including all fees and any amount payable under any Credit Document, including, without limitation, the principal of and interest on the Loans, any expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any other Credit Document.

“Officers’ Certificate” shall mean a certificate signed by two Authorized Officers of the Borrower, at least one of whom shall be a Financial Officer of the Borrower, and delivered to the Agents.

“Opinion of Counsel” shall mean a written opinion of internal or external counsel to the Borrower who shall be reasonably acceptable to the Agents and the Required Lenders.

“Order” shall mean the Order (A) Approving Postpetition Financing, (B) Granting Liens and Providing Superpriority Administrative Expense Status, and (C) Modifying Automatic Stay entered by the Bankruptcy Court in the Bankruptcy Case on April 19, 2011 [Docket No. 328], which, among other matters, and without limitation, on a final basis, authorizes the Borrower to obtain postpetition financing up to the Final Borrowing Amount and to grant liens pursuant to this Agreement and the other Credit Documents, as the case may be, and provides the Agent and Lenders with Superpriority Claims, as modified by Stipulation No. 1, together with all extensions, modifications and amendments to the foregoing, each in form and substance satisfactory to the Agent and the Required Lenders.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and the operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (but excluding any Tax, charge or levy that constitutes an Excluded Tax) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” shall have the meaning set forth in Section 14.06(c)(i).

“Patent Security Agreement” shall mean the Patent Security Agreement entered into by the Borrower in favor of the Collateral Agent on behalf of the Lenders in customary form appropriate for filing with the United States Patent and Trademark Office.

“Patriot Act” shall have the meaning set forth in Section 14.21.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean, individually and collectively, the certificates, substantially in the form of Exhibit P-1 or otherwise in form and substance satisfactory to the Collateral Agent and the Required Lenders, delivered by the Borrower to the Collateral Agent.

“Permitted Dispositions” shall mean, without duplication, each of the following:

(1) Dispositions of obsolete, worn out or surplus property or inventory, whether now owned or hereafter acquired, in the ordinary course of business;

(2) Dispositions of inventory in the ordinary course of business;

(3) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the Acquisition Consideration of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the Acquisition Consideration of such replacement property;

(4) Reserved;

(5) Dispositions constituting the making of Permitted Investments;

(6) Dispositions permitted by Section 10.03;

(7) Dispositions to the extent constituting a Restricted Payment permitted by Section 10.06 or a Lien permitted by Section 10.02;

(8) leases, subleases, licenses or sublicenses of property (other than Intellectual Property) in the ordinary course of business and which do not materially interfere with the value of such property or with the Borrower’s ability or the ability of any of its Subsidiaries to operate its business;

(9) transfers of property subject to any condemnation or eminent domain (or deed in lieu thereof) upon receipt of the casualty proceeds of such event;

(10) Dispositions in the ordinary course of business consisting of the abandonment of Intellectual Property which, in the reasonable good faith determination of the Borrower, is not material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(11) Reserved;

(12) Dispositions of overdue accounts receivable arising in the ordinary course of business, but only in connection with the collection or compromise thereof and consistent with the Borrower’s past practices;

(13) Reserved;

(14) Dispositions of Investments in Cash Equivalents for cash or Cash Equivalents in the ordinary course of business; and

(15) Other Dispositions (other than a Disposition of a Primary Product) in an aggregate amount not in excess of $300,000, provided, to the extent required by Section 5.02(a)(i), that such Disposition proceeds shall be used to repay the Obligations.

“Permitted Indebtedness” shall mean, without duplication, each of the following:

(1) Indebtedness represented by the Obligations;

(2) Indebtedness outstanding on the Closing Date and listed on Schedule 8.25 and any refinancings, refundings, renewals or extensions thereof; provided that (i) any such refinancing or renewed Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or renewed, plus, any accrued and unpaid interest thereon, the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and (ii) the terms relating to principal amount, amortization, maturity (no sooner than the original maturity), collateral (no different in scope or seniority than the original collateral) (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrower and its Subsidiaries and the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(3) Reserved;

(4) Reserved;

(5) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in clause (9) of the definition of Permitted Liens; provided, however, that the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $250,000;

(6) Reserved;

(7) Reserved;

(8) Indebtedness arising in respect of letters of credit, bank guaranties and similar instruments issued for the benefit of any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(9) Indebtedness evidenced by the Bonds; and

(10) Indebtedness constituting trade accounts payable constituting administrative expenses that are past due for more than 60 days after the date on which such trade account was created, provided that Indebtedness permitted pursuant to this clause (10) shall not exceed $250,000 in the aggregate.

“Permitted Investments” shall mean:

(1) Investments existing on the Closing Date and set forth on Schedule 10.05;

(2) Investments held by the Borrower or any of its Subsidiaries in the form of cash or Cash Equivalents;

(3) loans and advances to directors, officers and employees of the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $25,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(4) Reserved;

(5) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(6) Guarantees permitted by Section 10.01;

(7) Reserved;

(8) Investments consisting of (i) any deferred portion of the sales price or (ii) non-cash consideration, in each case, received by the Borrower or any of its Subsidiaries in connection with any Permitted Disposition;

(9) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers payable in the ordinary course of business; and

(10) advances of payroll payments in the ordinary course of business in an aggregate amount not to exceed $250,000 at any time outstanding.

“Permitted Liens” shall mean the following types of Liens:

(1) Liens granted pursuant to any Credit Document;

(2) Liens existing on the Closing Date and listed on Schedule 10.02 and any Lien granted as a replacement or substitute therefor, provided that any such replacement or substitute Lien (i) does not encumber any property other than the property subject thereto on the Closing Date, (ii) except as permitted by clause (2) of the definition of Permitted Indebtedness, does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by clause (2) of the definition of Permitted Indebtedness;

(3) Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(4) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted for which adequate reserves with respect thereto are maintained on the books of the applicable Person, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(5) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(6) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(7) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, municipal site plan and development agreements, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value or marketability of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(8) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.01(f);

(9) Liens securing Permitted Indebtedness of a type described in clause (5) of the definition thereof; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or Fair Market Value, whichever is lower, of the property being acquired on the date of acquisition;

(10) Reserved;

(11) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business in accordance with its past practices;

(12) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(13) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by the Borrower or any of its Subsidiaries in the ordinary course of business;

(14) Reserved;

(15) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(16) Liens securing the Indebtedness evidenced by the Bonds.

“Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Petition Date” shall have the meaning set forth in the Recitals to this Agreement.

“Plains Account” shall mean the Borrower’s account number 3909819 maintained at Plains Capital Bank, or any other account maintained by the Borrower, including but not limited to an escrow account, that is specifically and exclusively used for the sole purpose of complying with radioactive license requirements in the State of Texas.

“Plan” shall mean any Multiemployer Plan or single-employer plan, as defined in Section 4001(a)(15) of ERISA, and subject to Title IV of ERISA, Section 412 of the Code or Sections 302 or 303 of ERISA, that is or was within any of the preceding six plan years sponsored, maintained or contributed to (or to which there is or was an obligation to contribute or to make payments) by the Borrower, Subsidiary of the Borrower or an ERISA Affiliate thereof, or in respect of which the Borrower, Subsidiary of the Borrower or an ERISA Affiliate thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Plan of Reorganization” shall mean, as the same may be amended, modified or otherwise supplemented in compliance with this Agreement, the first amended plan of reorganization under chapter 11 of the Bankruptcy Code of the Borrower dated March 7, 2011 filed in its Bankruptcy Case on March 7, 2011.

“Plan Support Agreement” shall mean that certain Plan Support Agreement, dated as of February 28, 2011, among the Borrower and the Bondholders representing more than 66 2/3% in aggregate principal amount of the outstanding Bonds and collectively constituting more than 50% in number of all holders of the Bonds on the date thereof.

“Pledged Stock” shall have the meaning given to such term in the Security Agreement.

“Premises” has the meaning set forth in Section 9.16.

“Primary Product” shall mean those patents (including patent applications, reissues, divisions, continuations, and extensions thereof, in any jurisdiction), trade secrets , know-how, and other tangible and intangible property , including but not limited to discoveries, concepts, ideas, developments, specifications, methods, drawings, diagrams, models, inventions, techniques, methodologies, modifications, improvements, works of authorship, designs and data

(whether or not protectable under patent, copyright, trade secrecy or similar laws), registered and unregistered designs, including mask works, copyrights, trademarks, and any other form of protection afforded by law to inventions, models, designs, works of authorship, databases or technical information and applications therefor, (such rights, collectively, (the “IP Right”) in all cases that are necessary for the Development (as defined herein) of the product candidate known as Trofex.

“Product” shall mean the Primary Products and each other product candidate for which the Borrower owns, acquires or licenses the patents or other intellectual property rights related thereto.

“Real Property” shall mean, with respect to any Person, all right, title and interest of such Person (including, without limitation, any leasehold estate) in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Register” shall have the meaning set forth in Section 14.06(b)(iii).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder (excluding any such event for which the notice requirement has been waived by the PBGC).

“Represented Bondholders” shall mean the Bondholders represented by Bingham McCutchen LLP.

“Required Consenting Bondholders” shall have the meaning set forth in the Plan Support Agreement.

“Required Lenders” shall mean, at any date, Lenders having or holding a majority of the the outstanding principal amount of the Loans.

“Restricted Payment” shall mean, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, (a) the Lenders, (b) the Agents, (c) the beneficiaries of each indemnification obligation undertaken by the Borrower under the Credit Documents and (d) any successors, indorsees, transferees and assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean, collectively, the Security Agreement, the IP Security Agreements, any Mortgage and each other security agreement or other instrument or document executed and delivered pursuant to Sections 9.10, 9.11, 9.13, 9.15, 9.16 and 9.17 or pursuant to any of the Security Documents to secure any of the Obligations.

“Security Agreement” shall mean a Security Agreement, by and among the Borrower and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit S-1 or otherwise in form and substance satisfactory to Collateral Agent and the Required Lenders.

“Specified Bondholder Advisors” shall have the meaning set forth in Section 9.01.

“Specified Reporting Requirements” shall mean the requirements set forth in clauses (a), (b), (d) and (e) in paragraph 21 of the Cash Collateral Order.

“Stipulation No. 1” shall mean the Stipulation to Modify Order (A) Approving Postpetition Financing, (B) Granting Liens and Providing Superpriority Administrative Expense Status, and (C) Modifying Automatic Stay filed with the Bankruptcy Court in the Bankruptcy Case on April 28, 2011, in the form attached as Exhibit S-2, which form is satisfactory to the Agents and the Required Lenders.

“Stock Certificates” shall mean Collateral consisting of stock certificates or other certificates representing Equity Interests or other equity interests (to the extent certificated), as the case may be, of the Borrower and its Subsidiaries for which a security interest can be perfected by delivering such stock certificates or other certificates.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Voting Equity Interests having by the terms thereof power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Superpriority Claim” shall mean a claim against the Borrower or its estate in the Bankruptcy Case which is an administrative expense claim having priority over (a) any and all allowed administrative expenses, and (b) unsecured claims now existing or hereafter arising, including, without limitation, administrative expenses of the kind specified in Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 507(b), 546(c), 546(d), 726 (to the extent permitted by law), 1113 or 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code (including, subject to entry of the Order, Section 506(c)).

“Swap Termination Value” shall mean, in respect of each interest, currency or other swap or hedge transaction, an amount equal to the net amount, if any, that would be payable in accordance with the terms of such swap transaction to the applicable counterparty by the Borrower upon the early unwind of such swap transaction, as if the Borrower was the sole “Affected Party” (as defined in such swap transaction).

“Synthetic Debt” shall mean, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Bankruptcy Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” shall mean all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, enacted, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Term Loan” shall have the meaning set forth in Section 2.01.

“Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.01(a) as such Lender’s “Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Term Loan Note” shall mean a promissory note substantially in the form of Exhibit T-1.

“Termination Declaration” shall mean a declaration by the Agent that (i) all Obligations owing under this Agreement and the other Credit Documents to be immediately due and payable, (ii) the termination, reduction or restriction of any further commitment to extend credit to the Borrower to the extent any such commitment remains, (iii) the termination of this Agreement and any other Credit Document as to any future liability or obligation of the Agents and the Lenders, but without affecting any of the Liens securing the Obligations or the Obligations, and/or (iv) a termination, reduction or restriction on the ability of the Borrower to use cash collateral, which shall be given by facsimile (or other electronic means) to counsel to the Borrower, counsel to any Committee and the U.S. Trustee and shall be filed with the Bankruptcy Court.

“Total Commitment” shall mean the sum of the Total Term Loan Commitment.

“Total Credit Exposure” shall mean, as of any date of determination (a) with respect to each Lender, (i) prior to the termination of the Commitments, the sum of such Lender’s Total Commitment plus such Lender’s Term Loans or (ii) upon the termination of the Commitments, the sum of such Lender’s Term Loans and (b) with respect to all Lenders, (i) prior to the termination of the Commitments, the sum of all of the Lenders’ Total Commitments plus all Term Loans and (ii) upon the termination of the Commitments, the sum of all Lenders’ Term Loans.

“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments. On the date hereof, the Total Term Loan Commitment shall be $10,000,000.00 as set forth on Schedule 1.01(a).

“Trademark Security Agreement” shall mean the Trademark Security Agreement entered into by the Borrower in favor of the Collateral Agent on behalf of the Lenders in customary form appropriate for filing with the United States Patent and Trademark Office.

“Transactions” shall mean the Facility.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“UCC Filing Collateral” shall mean Collateral consisting solely of assets for which a security interest can be perfected by filing a UCC financing statement.

“Unasserted Contingent Obligations” shall have the meaning given to such term in the Security Agreement.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with ASC 715 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

“U.S.” and “United States” shall mean the United States of America.

“Voting Equity Interests” shall mean with respect to any Person, shares of such Person’s Equity Interests having the right to vote for the election of directors (or Persons acting in a comparable capacity) of such Person under ordinary circumstances.

“Working Capital” shall mean, at any date, assets which may be properly classified as current assets minus liabilities which may be properly classified as current liabilities, in each case, of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

SECTION 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, except as otherwise specifically prescribed herein.

SECTION 1.04 Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07 Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08 Corporate Terminology. Any reference to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or any other such references to matters relating to a corporation made herein or in any other Credit Document with respect to a Person that is not a corporation shall mean and be references to the comparable terms used with respect to such Person.

ARTICLE II

Amount and Terms of Credit Facilities

SECTION 2.01 Loans. Subject to and upon the terms and conditions herein set forth, each Lender having a Term Loan Commitment severally agrees to make a loan or loans (each, a “Term Loan” and collectively, the “Term Loans”) to the Borrower in up to two (2) advances, which shall, in each case, be deposited into the DIP Proceeds Controlled Account. The first advance of Term Loans shall be made, to the extent requested by the Borrower pursuant to a Notice of Borrowing, on or after the Closing Date but prior to the earlier of the Final Borrowing Date and the Maturity Date in an aggregate amount for each Lender equal to such Lender’s pro rata portion of the Initial Borrowing Amount, but in no event shall such amount exceed such Lender’s Commitment. The second and final advance of Term Loans shall be made, to the extent requested by the Borrower pursuant to a Notice of Borrowing, on or after the Final Borrowing Date but prior to the Maturity Date in an aggregate amount for each Lender equal to such Lender’s pro rata portion of the Final Borrowing Amount; provided, that with respect to each Lender, the aggregate amount of the Term Loans made pursuant to this sentence and the previous sentence shall not exceed such Lender’s Commitment. Each Term Loan may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.

SECTION 2.02 Reserved.

SECTION 2.03 Notice of Borrowing. The Borrower shall give the Administrative Agent prior written notice prior to 12:00 noon (New York time) at least two (2) Business Days prior to any Borrowing of Term Loans. Such notice shall be in the form of Exhibit N-1 (a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (A) the aggregate principal amount of the Term Loans to be made, and (B) the date of the Borrowing. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

SECTION 2.04 Disbursement of Funds. (a) No later than 2:00 p.m. (New York time) on the date on which all conditions to the making of Loans set forth in Article VI (in the case of the Borrowing of Term Loans constituting the Initial Borrowing Amount) and Article VII (in the case of the Borrowing of any Term Loans) have been met prior to 10:00 a.m. (New York time) or on such later date specified in the Notice of Borrowing therefor each Lender will make available its pro rata portion, if any, of such Term Loan in the manner provided below.

(b) Each Lender shall make available all amounts to fund to the Borrower, under any Borrowing, in immediately available funds to the Administrative Agent, and the Administrative Agent will make available to the Borrower, by depositing in the DIP Proceeds Controlled Account, the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available the same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower, to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Rate or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.08. If the Borrower or such Lender shall pay interest to the Administrative Agent for the same (or a portion of the same) period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.

(c) Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

SECTION 2.05 Payment of Loans; Evidence of Debt.

(a) The Borrower agrees to pay to the Administrative Agent, for the benefit of the Lenders, on the Maturity Date, all then outstanding Obligations. All commitments of the Lenders under the Facility will terminate and all amounts outstanding under the Facility, including, without limitation all premiums, interest, fees and expenses shall be due and payable in full on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c) The Borrower agrees that from time to time on and after the Closing Date, upon the request to any Agent by any Lender, at the Borrower’s own expense, the Borrower will execute and deliver to such Lender a Note, evidencing the Loans made by, and payable to such Lender or registered assigns in a maximum principal amount equal to such Lender’s applicable Term Loan Commitment. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to, the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Collateral Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower. The Collateral Agent shall maintain the Register pursuant to Section 14.06(b)(iii), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.05 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure of any Lender or any Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 2.06 Reserved.

SECTION 2.07 Pro Rata Borrowings. Each Borrowing of Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Term Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

SECTION 2.08 Interest. (a) The unpaid principal amount of the Term Loans shall bear interest from the date of the Borrowing thereof until the indefeasible payment in full in cash of all Obligations at a rate of 17.5% per annum.

(b) From and after the occurrence and during the continuance of any Event of Default, upon notice by the Administrative Agent (which notice shall be given upon the direction of the Required Lenders) to the Borrower, and without further notice, motion or application to, hearing before or order from the Bankruptcy Court, the Borrower shall pay interest on the principal amount of all Loans and all other due and unpaid Obligations, to the extent permitted by Applicable Law, at the rate described in Section 2.08(a) plus two (2) percentage points per annum. All such interest shall be payable on demand and in cash at the direction of the Required Lenders.

(c) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) monthly in arrears on the last day of each month by increasing the then outstanding principal amount of the Loans, and (ii) in cash, on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(d) Upon any payment of interest in accordance with Section 2.08(c)(i), the amount of such interest shall become and be deemed to be additional outstanding principal of the Loans, on which interest shall begin accruing hereunder on the date of any such payment. Such additional outstanding principal amount of the Loans is sometimes referred to in this Agreement as “PIK Interest”. To the extent reasonably requested from time to time by the Lenders, the Borrower shall issue additional or replacement Notes to evidence the increased principal amount of the Notes resulting from the deferral of interest payments hereunder and such PIK Interest; provided that the absence of or failure to request or issue such additional or replacement Notes shall not affect the validity of such obligation, its character as principal or the Borrower’s obligations with respect thereto. All PIK Interest shall be paid in cash on the Maturity Date.

(e) All computations of interest hereunder shall be made in accordance with Section 5.05.

(f) Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law

(“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

SECTION 2.09 Reserved.

SECTION 2.10 Illegality, etc.

(a) If, after the later of the date hereof, and that date such entity becomes a Lender hereunder, the adoption of any Applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after such date regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then within 5 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the date hereof. Each Lender (on its own behalf), upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(a), will, as promptly as practicable upon ascertaining knowledge thereof, give written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts. The failure to give any such notice, with respect to a particular event, within the time frame specified in Section 2.13, shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(a) for amounts accrued or incurred after the date of such notice with respect to such event.

(b) This Section 2.10 shall not apply to Taxes to the extent duplicative of Section 5.04.

SECTION 2.11 Reserved.

SECTION 2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 or 5.04.

SECTION 2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10 or 5.04 is given by any Lender more than one hundred twenty (120) days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10 or 5.04, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

ARTICLE III

RESERVED

ARTICLE IV

Fees and Commitment Terminations

SECTION 4.01 Fees.

(a) The Borrower agrees to pay to the Agents, all the Fees set forth in the Agent Fee Letter.

(b) The Borrower agrees to pay to the Administrative Agent, for the pro rata accounts of the Lenders, an unused fee equal to 1.0% of the average daily undrawn amount of the Facility during each calendar quarter, payable in arrears quarterly on the last day of each March, June, September and December, commencing on June 30, 2011, and on the Maturity Date.

SECTION 4.02 Mandatory Termination of Commitments. The Total Term Loan Commitment shall terminate on the Maturity Date.

ARTICLE V

Payments

SECTION 5.01 Voluntary Prepayments. The Borrower shall have the right to prepay Term Loans, in whole or in part from time to time on the following terms and conditions: (a) the Borrower, shall give the Agents written notice (or telephonic notice promptly confirmed in writing) no later than 1:00 p.m. (New York time) at least one (1) Business Day prior to the date of such prepayment, which notice shall promptly be transmitted by the Administrative Agent to each of the relevant Lenders, as the case may be, of (i) its intent to make such prepayment, (ii) the amount of such prepayment and (iii) the date of such prepayment and (b) each partial prepayment of any Term Loans shall be in a multiple of $500,000 and in an aggregate principal amount of at least $500,000. Any notice of a voluntary prepayment shall be irrevocable and once such notice is delivered to any Agent, the portion of the Loans for which such notice was delivered shall become irrevocably due and payable on the date specified in such notice for such prepayment. Each prepayment in respect of any tranche of Term Loans pursuant to this Section 5.01 shall be applied ratably to pay the outstanding principal balance of the Term Loans and shall be accompanied by payment of accrued interest and fees, if applicable, to the date of such prepayment on the amount prepaid.

SECTION 5.02 Mandatory Prepayments.

(a)(i) If the Borrower Disposes of any property or assets, whether pursuant to a sale under Section 363 of the Bankruptcy Code or otherwise (other than sales or issuances by Borrower of its Equity Interests referred to in clause (ii) below), the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all such Net Cash Proceeds immediately upon receipt thereof by the Borrower.

(ii) Upon the sale or issuance by the Borrower or any of its Subsidiaries of any of its Equity Interests (other than sales or issuances of Equity Interests in connection with customary compensation or benefit programs), the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof.

(iii) Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness other than Permitted Indebtedness, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary.

(iv) Upon the receipt of any proceeds from an Extraordinary Receipt not otherwise included in this Section 5.02(a), the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary.

(v) Reserved.

(vi) Amounts to be applied in connection with prepayments made pursuant to Section 5.02 shall be applied to the prepayment of the Term Loans. Each prepayment of the Loans under Section 5.02 shall be accompanied by accrued interest and fees, if applicable, to the date of such prepayment on the amount prepaid.

(b) Reserved.

(c) Application of Collateral Proceeds. Notwithstanding anything to the contrary in Section 5.01 or this Section 5.02, all proceeds of Collateral received by any Collateral Agent pursuant to the exercise of remedies against the Collateral, and all payments received upon and after the occurrence and during the continuance of an Event of Default shall be applied as set forth in this clause (c), as follows (subject to adjustments pursuant to any agreements entered into among the Lenders):

(i) first, to pay any costs and expenses of any Agent or any Lender and fees or premium then due to any Agent or any Lender under the Credit Documents,

including any indemnities then due to any Agent or any Lender under the Credit Documents, until paid in full,

(ii) second, ratably to pay interest due in respect of the outstanding Term Loans until paid in full,

(iii) third, ratably to pay the outstanding principal balance of the Term Loans, if then due and payable, until paid in full,

(iv) fourth, to pay any other Obligations, if then due and payable, and

(v) fifth, to Borrower or such other Person entitled thereto under Applicable Law.

SECTION 5.03 Payment of Obligations; Method and Place of Payment. (a) The obligations of each Borrower hereunder and under each other Credit Document are not subject to counterclaim, set-off, rights of rescission, or any other defense. Subject to Section 5.04, and except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, rights of rescission, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Secured Parties entitled thereto, not later than 2:00 p.m. (New York time) on the date when due and shall be made in immediately available funds in Dollars to the Administrative Agent. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time), on such day) like funds relating to the payment of principal or interest or Fees ratably to the Secured Parties entitled thereto.

(b) For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York time), shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall continue to accrue during such extension at the applicable rate in effect immediately prior to such extension.

SECTION 5.04 Net Payments. (a) Subject to the following sentence, all payments made by or on behalf of the Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future Taxes (including Other Taxes) other than Excluded Taxes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable under this Agreement, the Borrower shall increase the amounts payable to such Agent or such Lender to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes, including any such Non-Excluded Taxes imposed on additional amounts payable hereunder) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Secured Party, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest, costs or penalties that may become payable by any Agent or any Lender as a result of any such failure. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. The agreements in this Section 5.04(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) Each Lender that is not organized under the laws of the United States of America or any state thereof (a “Non-U.S. Lender”) shall:

(i) deliver to the Borrower and the Administrative Agent two copies of either (A) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (B) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement;

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender; and

(iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent, unless in any such case any change in Applicable Laws has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent, in which case such Lender shall not be required to provide any form under subparagraphs (i) or (ii) above. Each Person that shall become a Participant pursuant to Section 14.06 or a Lender pursuant to Section 14.06 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.04(b) or (c), as applicable; provided, that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased. Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(c) Each Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(d) The Borrower shall indemnify the Agent and each Lender within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes paid by the Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest, additions to tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(e) If any Lender or any Agent determines, in its sole discretion, that it has received a refund of a tax for which an additional payment has been made by the Borrower pursuant to this Section 5.04 or Section 14.05 of this Agreement, then such Lender or such Agent, as the case may be, shall reimburse the Borrower for such amount (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.04 and Section 14.05 with respect to the tax giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender (including any Taxes imposed on the receipt of such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 5.05 Computations of Interest. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 365 (or 366 as appropriate) days. Payments due on a day that is not a Business Day shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

ARTICLE VI

Conditions Precedent to Credit Extension

The occurrence of the initial Credit Extension is subject to the satisfaction of each of the following conditions precedent on or before the earlier of (a) April 30, 2011 and (b) the date specified below for such condition:

SECTION 6.01 Delivery of Documents.

(a) Credit Documents. The Administrative Agent shall have received the following documents, duly executed by an Authorized Officer of the Borrower and each other relevant party:

(i) this Agreement;

(ii) the Agent Fee Letter;

(iii) the Fee Letter;

(iv) the Control Agreements;

(v) the Notice of Borrowing, reasonably satisfactory to the Administrative Agent and the Required Lenders;

(vi) the Security Agreement;

(vii) the Notes.

SECTION 6.02 Collateral.

(a) All Equity Interests of each Domestic Subsidiary of the Borrower shall have been pledged pursuant to the Security Agreement and the Collateral Agent shall have received all certificates (other than any certificates that are Excluded Certificates) representing such securities pledged under the Security Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b) All Indebtedness of each of the Borrower’s Subsidiaries that is owing to the Borrower shall be evidenced by one or more promissory notes and shall have been pledged pursuant to the Security Agreement, and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(c) All other Indebtedness owed to the Borrower that is evidenced by one or more promissory notes shall have been pledged pursuant to the Security Agreement, and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(d) The Collateral Agent shall have received the results of a search of the UCC filings (or equivalent filings), in addition to tax Lien, judgment Lien, bankruptcy and litigation searches made with respect to the Borrower, together with copies of the financing statements and other filings (or similar documents) disclosed by such searches, and accompanied by evidence satisfactory to the Collateral Agent and the Required Lenders that the Liens indicated in any such financing statement and other filings (or similar document) are Permitted Liens or which has been released or discharged or will be released or discharged pursuant to the Plan of Reorganization.

(e) The Collateral Agent shall have received UCC financing statements in appropriate form for filing under the UCC to perfect the Collateral Agent’s Liens in and to the Collateral.

SECTION 6.03 Legal Opinions. The Agents shall have received the executed legal opinion of Foley & Lardner LLP, counsel to the Borrower, which opinion shall be addressed to the Agents and the Lenders and shall be limited to matters relating to the corporate existence and authority of the Borrower, the Borrower’s due authorization, valid execution and delivery of the Credit Documents, the enforceability of the Credit Documents against the Borrower, the absence of any violation of New York and federal laws arising out of the execution of the Credit Documents by the Borrower and the creation, attachment and perfection of the Collateral Agent’s Liens in and to the Collateral, in each case, subject to customary qualifications and exceptions.

SECTION 6.04 Reserved.

SECTION 6.05 Secretary’s Certificates. The Administrative Agent shall have received a certificate for the Borrower, dated the Closing Date, duly executed and delivered by the Borrower’s secretary or assistant secretary or other appropriate officer, as applicable, as to:

(a) resolutions of the Borrower’s board of directors then in full force and effect expressly and specifically authorizing, to the extent relevant, all aspects of the Credit Documents applicable to such Person and the execution, delivery and performance of each Credit Document to be executed by such Person;

(b) the incumbency and signatures of its Authorized Officers and any other of its officers authorized to act with respect to each Credit Document to be executed by such Person; and

(c) the Borrower’s Organization Documents, as amended, modified or supplemented as of Closing Date, certified by the appropriate officer or official body of the jurisdiction of organization of the Borrower, which certificate shall provide that each Secured Party may conclusively rely thereon until it shall have received a further certificate of the secretary, assistant secretary or other appropriate officer, as applicable, of any such Person canceling or amending the prior certificate of such Person as provided in Section 9.01.

SECTION 6.06 Reserved.

SECTION 6.07 Other Documents and Certificates. The Administrative Agent shall have received the following documents and certificates, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent, the Required Lenders and legal counsel to the Administrative Agent and the Required Lenders:

(a) a Perfection Certificate of the Borrower dated the Closing Date and properly executed by an Authorized Officer of the Borrower; and

(b)(i) a certificate of good standing with respect to the Borrower, dated within a recent date prior to the Closing Date, such certificate to be issued by the appropriate officer or official body of the jurisdiction of organization of the Borrower, which certificate shall indicate that the Borrower is in good standing in such jurisdiction, and (ii) certificates of good standing with respect to the Borrower, each dated within a recent date prior to the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which the failure of the Borrower to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that the Borrower is in good standing in such jurisdictions.

SECTION 6.08 Reserved.

SECTION 6.09 Reserved.

SECTION 6.10 Insurance. The Collateral Agent shall have received a certificate of insurance as to the insurance required by Section 9.03, in customary form and substance.

SECTION 6.11 Reserved.

SECTION 6.12 Material Adverse Effect. There has been no Material Adverse Effect since September 30, 2010.

SECTION 6.13 Reserved.

SECTION 6.14 Patriot Act Compliance and Reference Checks. Collateral Agent shall have received completed reference checks with respect to the Borrower’s senior management, and any required Patriot Act compliance, the results of which are satisfactory to the Agents and the Lenders in each of their sole discretion.

SECTION 6.15 No Adverse Actions. No injunction or judgment has been entered into prohibiting the Transactions.

SECTION 6.16 Material Contracts. Administrative Agent shall have received copies of each Material Contract, together with a certificate of an Authorized Officer of the Borrower certifying each such document as being a true, correct, and complete copy thereof.

SECTION 6.17 Plan Support Agreement. The Plan Support Agreement shall be in full force and effect and shall not have been amended, modified or supplemented in a manner adverse to the interests of the Agents or the Lenders and the Borrower shall not have terminated or refused to abide by the terms of the Plan Support Agreement.

SECTION 6.18 DIP Order. The Bankruptcy Court shall have entered the Order in form and substance satisfactory to the Agents and the Required Lenders and consistent with the terms set forth herein, authorizing the transactions contemplated by this Agreement and the Credit Documents, the granting of Superpriority Claims to the Agents and the Lenders and Liens to the Agents for the benefit of the Lenders under the Facility senior in priority to all prepetition liens and claims (subject to the Carve Out and except for liens permitted under the Indenture to be senior in priority to the liens securing the Bonds), which liens shall be continuing, valid, binding, enforceable, non-avoidable and automatically perfected and senior in priority to all prepetition liens subject only to the Carve Out and except for Liens permitted under this Agreement to be senior in priority to the liens securing the Obligations, authorizing an extension of credit under the Facility in an aggregate principal amount not greater than the Final Borrowing Amount, modifying the automatic stay to permit the creation and perfection of the Liens and containing a good faith finding under Section 364(e) of the Bankruptcy Code, which order shall be in full force and effect and shall not have been reversed, modified, amended, stayed (unless otherwise approved by the Agents and the Required Lenders) or subject to a motion for reargument or reconsideration in a manner that is adverse to the interests of the Lenders. Such Order shall include provisions, in form and substance satisfactory to the Agent and Required Lenders that Section 551 of the Bankruptcy Code shall not apply to preserve for the benefit of the Borrower’s estate any avoided security interest or Lien pari passu or senior to a Lien securing the Loans and Obligations, and waivers of any surcharge to the collateral securing or Superpriority Claims with respect to the Loans and Obligations under Section 506(c) of the Bankruptcy Code.

SECTION 6.19 Reserved.

SECTION 6.20 Cash Management Order. The order providing for the continuation of the Borrower’s pre-petition cash management system and deposit and disbursement accounts shall be in full force and effect and shall not have been amended, modified, stayed or reversed, except as approved by the Required Lenders.

SECTION 6.21 Cash Collateral Order. The Cash Collateral Order shall be in full force and effect and shall not have been amended, modified, stayed or reversed, except as approved by the Lenders.

SECTION 6.22 Bankruptcy Court Orders. All orders (if any) providing for payment of prepetition Indebtedness of the Borrower or affecting in any way the Obligations or the Collateral submitted for entry in the Case shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and, as entered, shall not deviate from the form thereof approved by the Lenders in any material respect which is adverse to the interests of the Lenders.

SECTION 6.23 Security Agreement. The Security Agreement shall, upon entry of the applicable Order, be effective to create in favor of the applicable Agent a legal, valid and enforceable first priority security interest in and lien upon the Collateral subject to the Carve Out and Liens permitted to be equal or superior in priority pursuant to this Agreement. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected. The Administrative Agent shall have received evidence thereof in form and substance satisfactory to it.

SECTION 6.24 Budget; Budget Report. The Administrative Agent and the Lenders shall have received (a) the Budget and (b) the most recent weekly budget report.

ARTICLE VII

Conditions Precedent to all Credit Extensions

SECTION 7.01 No Default; Representations and Warranties. The agreement of each Lender to make any Loan requested to be made by it on any date is subject to the satisfaction of the condition precedent that at the time of each such Credit Extension and also after giving effect thereto, and in the case of the initial Credit Extension, both before and after giving effect to the consummation of the Transactions: (a) no Default or Event of Default shall have occurred and be continuing, (b) all representations and warranties made by the Borrower contained herein or in the other Credit Documents shall be true and correct in all material respects (provided, that in the case of an initial Credit Extension that occurs on the Closing Date, other than the entry of the Order, (i) with respect to the perfection of security interests in UCC Filing Collateral, the sole obligation of the Borrower shall be to deliver, or cause to be delivered, necessary UCC financing statements to the Collateral Agent or irrevocably authorize and cause the Borrower to irrevocably authorize the Collateral Agent to file necessary UCC financing statements, (ii) with respect to perfection of security interests in Stock Certificates, the sole obligation of the Borrower shall be to deliver, or cause to be delivered, to the Collateral Agent Stock Certificates (other than any certificates that are Excluded Certificates, for which delivery to the Collateral Agent shall not be required) together with undated stock powers executed in blank, and (iii) other than with respect to any UCC Filing Collateral, Stock Certificates and IP Filings, to the extent any Collateral is not provided on the Closing Date after the use by the Borrower of commercially reasonable efforts to do so, such Collateral may be delivered after the Closing Date pursuant to arrangements and timing as set forth in this Agreement or reasonably satisfactory to the Collateral Agent), in each case, with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided, that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates and (c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, such Credit Extension shall have been issued and remain in force by any Governmental Authority against the Borrower, any Agent or any Lender. The acceptance of the benefits of each Credit Extension shall constitute a representation and warranty by the Borrower to each of the Lenders that all the applicable conditions specified above exist as of that time.

SECTION 7.02 Notice of Borrowing. Prior to the making of the Term Loans, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.03.

SECTION 7.03 Fees and Expenses. The agreement of each Lender to make any Loan requested to be made by it on any date is subject to the satisfaction of the conditions precedent that:

(a) Each of the Agents and each Lender shall have received, for its own respective account, (i) all fees and expenses due and payable to such Person under the Agent Fee Letter and the Fee Letter, and (ii) the reasonable fees, costs and expenses due and payable to such Person pursuant to Sections 4.01 and 14.05 (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented prior to the date of any Borrowing hereunder.

(b) The Borrower shall have paid all professional fees, costs and expenses of the Agents, the Lenders, the Indenture Trustee and the Represented Bondholders for which invoices have been presented prior to the date of any Borrowing hereunder and that are required to be paid pursuant to the Cash Collateral Order and/or the Order.

ARTICLE VIII

Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and make the Loans as provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit:

SECTION 8.01 Corporate Status. The Borrower (a) is a duly organized or formed and validly existing corporation or other registered entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it does business or owns assets, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

SECTION 8.02 Corporate Power and Authority. Subject to approval of the Bankruptcy Court and pursuant to the Order, the Borrower has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. The Borrower has duly executed and delivered the Credit Documents and each other Transaction Document to which it is a party and, upon entry of the Order, such Credit Documents constitute the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION 8.03 No Violation. None of (a) the execution, delivery and performance by the Borrower of the Credit Documents to which it is a party and compliance with the terms and provisions thereof, (b) the consummation of the Transactions, or (c) the consummation of the other transactions contemplated hereby or thereby on the relevant dates therefor will (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower (other than Liens created under the Credit Documents) pursuant to, (A) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust, or (B) any other material Contractual Obligation, in the case of either clause (A) and (B) to which the Borrower is a party or by which it or any of its property or assets is bound or (iii) violate any provision of the Organization Documents of the Borrower, except with respect to any conflict, breach or contravention or default (but not creation of Liens) referred to in clauses (i) and (ii) of this Section 8.03, to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.04 Litigation, Labor Controversies, etc. Except for the Bankruptcy Case, there is no pending or, to the knowledge of the Borrower, threatened, litigation, action, proceeding or labor controversy (including without limitation, strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened) (a) except as disclosed in Schedule 8.04 and other matters that could not reasonably be expected to have a Material Adverse Effect, or (b) which purports to affect the legality, validity or enforceability of any Credit Document, any Transaction Document or the Transactions.

SECTION 8.05 Use of Proceeds; Regulations U and X. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 9.12. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extension will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with Regulation U or Regulation X.

SECTION 8.06 Approvals, Consents, etc. Except for the entry of the Order, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (other than the approval of the Bankruptcy Court) or other Person, and no consent or approval under any contract or instrument (other than (a) those that have been duly obtained or made and which are in full force and effect, or if not obtained or made, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (b) the filing of UCC financing statements and other equivalent filings for foreign jurisdictions) is required for the consummation of the Transactions or the due execution, delivery or performance by the Borrower of any Credit Document to which it is a party. There does not exist any judgment, order, injunction or other judicial restraint prohibiting the transactions contemplated by the Credit Documents, the consummation of the Transactions, the making of any Credit Extension or the performance by the Borrower or any of its Subsidiaries of their Obligations under the Credit Documents.

SECTION 8.07 Investment Company Act. The Borrower is not, and will not be after giving effect to the Transactions and the transactions contemplated under the Credit Documents, an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

SECTION 8.08 Accuracy of Information. To the best knowledge of the Borrower, none of the factual information and data (taken as a whole) solely with respect to the Borrower or any of its Subsidiaries which was at any time furnished by the Borrower, any of its Subsidiaries or any of its authorized representatives in writing to any Agent or any Lender (including all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any of the Transactions contains any untrue statement of a material fact or omits to state any material fact necessary to make such information and data (taken as a whole) not materially misleading, in each case, at the time such information was provided in light of the circumstances under which such information or data was furnished.

SECTION 8.09 Financial Condition; Financial Statements. All of the balance sheets, all statements of income and of cash flow and all other financial information furnished pursuant to Section 9.01 have been and will for all periods following the Closing Date be prepared in accordance with GAAP consistently applied. All of the financial information to be furnished pursuant to Section 9.01 will present fairly in all material respects the financial position and results of operations of the Borrower and its Subsidiaries at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments and to the absence of footnotes. Neither the Borrower nor any of its Subsidiaries has any Indebtedness or other material obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 8.25, (ii) obligations arising under this Agreement, the other Credit Documents and (iii) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have, a Material Adverse Effect.

SECTION 8.10 Tax Returns and Payments. The Borrower has filed all applicable federal and state income Tax returns and all other material Tax returns, domestic and foreign, required to be filed by them and has paid all material Taxes and assessments payable by them that have become due, other than those not yet delinquent or that are being contested in good faith by appropriate proceedings with respect to which the Borrower has maintained adequate reserves in accordance with GAAP. The Borrower and its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all applicable material federal, state and foreign income Taxes and all other material Taxes applicable for all prior fiscal years and for the current fiscal year. No Lien has been filed in respect of Taxes, and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any such Tax, fee, or other charge.

SECTION 8.11 Compliance with ERISA. Each Plan is in compliance with ERISA, the Code and any Applicable Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service for all required amendments regarding its qualification thereunder that considers the law changes incorporated in the plan sponsor’s most recently expired remedial amendment cycle determined under the provisions of Rev. Proc. 2007-44, and nothing has occurred subsequent to the issuance of such determination letter which would prevent, or cause the loss of, such qualification; no Plan is insolvent or in reorganization or in endangered or critical status within the meaning of Section 432 of the Code or Section 4241 or 4245 of Title IV of ERISA (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower, any of its Subsidiaries or any ERISA Affiliate; no Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); no Plan (other than a Multiemployer Plan) has failed to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA), (or is reasonably likely to do so); no failure to make any required installment under Section 430(j) of the Code with respect to any Plan or to make any required contribution to a Multiemployer Plan when due has occurred; none of the Borrower, any of its Subsidiaries or any ERISA Affiliate has incurred (or is reasonably expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of the Borrower, any of its Subsidiaries or any ERISA Affiliate; and no Lien imposed under the Code or ERISA on the assets of any of the Borrower, any of its Subsidiaries or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower, any of its Subsidiaries or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of any of the Borrower, any of its Subsidiaries or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan (other than a Multiemployer Plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. No employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA of the Borrower or any of its Subsidiaries, provides benefit coverage subsequent to termination of employment except as required by Title I, Part 6 of ERISA or applicable state insurance laws. No liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA has been, or is reasonably expected to be, incurred. With respect to any Plan that is a Multiemployer Plan, the representations and warranties in this Section 8.11, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA, (b) liability of the Borrower, any of its Subsidiaries or any ERISA Affiliate to make any required contribution to a Multiemployer Plan when due, or (c)liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

SECTION 8.12 Subsidiaries. The Borrower does not have any Subsidiaries other than the Subsidiaries listed on Schedule 8.12. Schedule 8.12 describes the direct and indirect ownership interest of the Borrower in each Subsidiary.

SECTION 8.13 Intellectual Property; Licenses, etc. Except to the extent that it could not reasonably be expected to have a Material Adverse Effect, the Borrower owns, or possesses the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other rights that are reasonably necessary for the operation of their respective businesses, without conflicting with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed by the Borrower infringes upon any rights held by any other Person. Except as specifically set forth on Schedule 8.04 and as could not reasonably be expected to have a Material Adverse Effect, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower proposed.

SECTION 8.14 Environmental Warranties. (a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each of its Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Borrower or such Subsidiary, as the case may be, are currently doing business (including having obtained all material permits required under Environmental Laws) and (ii) none of the Borrower or any of its Subsidiaries has become subject to any pending or, to the knowledge of the Borrower, threatened Environmental Claim or any other liability under any Environmental Law.

(b) None of the Borrower or any of its Subsidiaries has treated, stored, transported, released or disposed of Hazardous Materials at or from any currently or formerly owned Real Property or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

SECTION 8.15 Ownership of Properties. Set forth on Schedule 8.15 is a list of all of the Real Property owned or leased by any of the Borrower or its Subsidiaries, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessor and the location of the respective property. The Borrower owns (a) in the case of owned Real Property, good, indefeasible and marketable fee simple title to such Real Property, (b) in the case of owned personal property, good and valid title to such personal property, and (c) in the case of leased Real Property or personal property, valid, subsisting, marketable, insurable and enforceable (except as may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws applicable to creditors’ rights generally and by generally applicable equitable principles, whether considered in an action at law or in equity) leasehold interests (as the case may be) in such leased property, in each case, free and clear in each case of all Liens or claims, except for Permitted Liens.

SECTION 8.16 Reserved.

SECTION 8.17 Reserved.

SECTION 8.18 Security Interest. Upon the entry of the applicable Order, such Order shall be effective to establish and perfect the Collateral Agent’s security interest in the Collateral; provided, that the Collateral Agent may take any steps it deems necessary, in its sole discretion, to attach or perfect the Liens, which steps may include the filing of financing statements, mortgages, notices of liens or other similar documents. The Collateral Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings, or other defenses.

SECTION 8.19 Compliance with Laws; Authorizations. The Borrower and each of its Subsidiaries (a) is in compliance with all Applicable Laws and (b) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in each case, to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower has not received any notice to the effect that its operations are not in material compliance with any Environmental Law or are the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release.

SECTION 8.20 No Material Adverse Effect. Since September 30, 2010, there has been no Material Adverse Effect, and there has been no circumstance, event or occurrence, and no fact is known to the Borrower that could reasonably be expected to result in a Material Adverse Effect.

SECTION 8.21 Contractual or Other Restrictions. Other than the Credit Documents, as set forth in Schedule 8.21 and to the extent permitted by Section10.10, neither the Borrower nor any of its Subsidiaries is a party to any agreement or arrangement or subject to any Applicable Law that limits its ability to pay dividends to, or otherwise make Investments in or other payments to the Borrower, that limits its ability to grant Liens in favor of the Collateral Agent or that otherwise limits its ability to perform the terms of the Credit Documents.

SECTION 8.22 Reserved.

SECTION 8.23 Reserved.

SECTION 8.24 Insurance. The properties of the Borrower are insured with financially sound and reputable insurance companies not Affiliates of the Borrower against loss and damage in such amounts, with such deductibles and covering such risks as are customarily carried by Persons of comparable size and of established reputation engaged in the same or similar businesses and owning similar properties in the general locations where the Borrower operates, in each case as described on Schedule 8.24. To the best knowledge of the Borrower, all premiums with respect thereto that are due and payable have been duly paid by the Borrower is not aware of any notice of violation or cancellation thereof and the Borrower has complied in all material respects with the requirements of such policy.

SECTION 8.25 Evidence of Other Indebtedness. Schedule 8.25 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, the Borrower outstanding on the Closing Date which will remain outstanding after the Closing Date (other than this Agreement and the other Credit Documents), in each case, in excess of $50,000 and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement as of the Closing Date is correctly described in Schedule 8.25.

SECTION 8.26 Deposit Accounts and Securities Accounts. Set forth in Schedule 8.26 is a list of all of the deposit accounts and securities accounts of the Borrower, including, with respect to each bank or securities intermediary at which such accounts are maintained by the Borrower (a) the name and location of such Person and (b) the account numbers of the deposit accounts or securities accounts maintained with such Person.

SECTION 8.27 Absence of any Undisclosed Liabilities. There are no material liabilities of the Borrower of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any such liabilities, other than those liabilities provided for or disclosed in the most recently delivered financial statements pursuant to Section 9.01.

ARTICLE IX

Affirmative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitments and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations) are paid in full in accordance with the terms of this Agreement:

SECTION 9.01 Financial Information, Reports, Notices and Information. The Borrower will furnish each Agent, each Lender and each of Barrier Advisors, Inc. and Frankel Group, LLC (together, the “Specified Bondholder Advisors”) copies of the following financial statements, reports, notices and information:

(a) Reserved.

(b) Reserved.

(c) Monthly Financials. By no later than 3:00 p.m. (New York time) on the last Business Day of each month, (i) a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of the preceding fiscal month, and the related consolidated statements of income, cash flows and shareholders’ equity for the preceding fiscal month and for the then elapsed portion of the Borrower’s fiscal year, setting forth in each case in comparative form the figures for the comparable periods in the previous fiscal year, all prepared in accordance with GAAP and (ii) an accounts payable and accrual report in sufficient detail to permit the preparation of an appraisal, in each case in form and substance satisfactory to the Required Lenders;

(d) Reserved.

(e) Reserved.

(f) Cash Flow Forecast. By no later than 3:00 p.m. (New York time) on Wednesday of each week, rolling thirteen week consolidated cash flow forecasts of the Borrower and its Subsidiaries setting forth receipts and disbursements on a weekly basis in a form satisfactory to the Required Lenders;

(g) Chief Financial Officer Report and Certificate. By no later than 3:00 p.m. (New York time) on Wednesday of each week,

(i) a report of the Chief Financial Officer of the Borrower which sets forth a reconciliation of actual results for the prior week to the corresponding amounts reflected on a line item and category basis in the Budget, with explanations for any variance in any line item and category;

(ii) a report of the Chief Financial Officer of the Borrower which sets forth a reconciliation of actual cumulative results to the corresponding amounts reflected on a line item and category basis in the Budget, with explanations for any variance in any line item and category;

(iii) a certificate of the Chief Financial Officer of the Borrower stating that no proceeds of the Term Loans have been used for any item not set forth in the Budget and that all withdrawals and payments from the DIP Proceeds Controlled Account were made in accordance with Section 10.23(b); and

(iv) such other reports as reasonably requested by the Agents or any Lender.

(h) Reserved.

(i) Corporate Information. Promptly upon, and in any event within three (3) Business Days after, becoming aware of any additional corporate or limited liability company information of the type delivered pursuant to Section 6.05, or of any change to such information delivered on or prior to the Closing Date or pursuant to this Section 9.01 or otherwise under the Credit Documents, a certificate, certified to the extent of any change from a prior certification, from the secretary, assistant secretary, managing member or general partner of the Borrower notifying the Collateral Agent of such information or change and attaching thereto any relevant documentation in connection therewith;

(j) Insurance Report. Upon fifteen (15) days prior written notice from any Agent on its own behalf or on behalf of any Lender, a report of a reputable insurance broker with respect to insurance policies maintained by the Borrower; and

(k) Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of the Borrower or any of its Subsidiaries, or compliance with the terms of the Credit Documents, as any Agent or any Lender may from time to time reasonably request.

Unless otherwise directed by any of the Lenders and the Agents (collectively, the “Recipients”) the Borrower shall deliver to the Recipients the information and materials (collectively, the “Materials”) required to be delivered pursuant to this Section 9.01 by electronic mail (“E-Mail”) to E-Mail addresses supplied to the Borrower by such Recipients. The

Borrower acknowledges and agrees that certain of the Recipients may be “public-side” Recipients (i.e., Persons that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Recipient”). The Borrower shall identify that portion of the Materials that may be distributed to the Public Recipients and that (w) all such Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page or in the “subject” line thereof; (x) by marking Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Recipients to treat such Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Materials “PUBLIC”.

Delivery of such reports, information and documents to the Agents shall be for informational purposes only and the Agents’ receipt thereof shall not, in the absence of gross negligence, bad faith or willful misconduct on its part, constitute constructive notice of any information contained therein or determinable from information contained therein, including compliance by the Borrower with any covenant hereunder (as to which the Agents are entitled to rely exclusively on Officers’ Certificates).

(l) Notices. The Borrower shall promptly, and in any event within three Business Days after the Borrower becomes aware thereof (or, in the exercise of prudent business practices, should have become aware thereof), notify the Agents and the Lenders in writing of:

(i) the occurrence of any Default;

(ii) any matter or development that has resulted or could reasonably be expected to result in a Material Adverse Effect, including if reasonably expected to result in a Material Adverse Effect (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any of its Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable Environmental Laws;

(iii) the occurrence of any ERISA Event;

(iv) any change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries, which results in a material change in its financial results or affects the computation of any financial ratio or requirement set forth in any Credit Document; and

(v) the occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment of the Obligations pursuant to Section 5.02(a)(i).

Each notice pursuant to Section 9.01(l)(i), (ii), (iii), (iv) or (v) shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower and its Subsidiaries, as applicable, have taken and/or propose to take with respect thereto. Each notice pursuant to Section 9.01(l)(i) shall describe with particularity any and all provisions of this Agreement and any other Credit Document that have been breached.

SECTION 9.02 Books, Records and Inspections. (a) The Borrower shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied and all requirements of Law shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

(b) The Borrower shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of the Collateral Agent and each Lender (including, but not limited to, the legal and financial advisors, auditors, appraisers and any other consultants engaged from time to time by the Agents and the Lenders) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances, accounts and condition with its directors, officers, employees and advisors (including independent public accountants), all at the expense of the Borrower and at reasonable times during normal business hours and upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Collateral Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and as often as may be desired and without advance notice.

SECTION 9.03 Maintenance of Insurance. Subject to any applicable approval of the Bankruptcy Court and in accordance with the Budget, (a) The Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Subject to any applicable approval of the Bankruptcy Court and in accordance with the Budget, all such insurance shall (a) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (b) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, and (c) include a breach of warranty clause (provided that this clause (b) shall not be violated if the Borrower has not been able to include a breach of warranty clause after the use of commercially reasonable efforts).

(b) Within forty-five (45) days following receipt of a written request from the Collateral Agent, the Borrower shall deliver to the Collateral Agent copies of each insurance policy (or binders in respect in thereof), in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders.

SECTION 9.04 Payment of Material Obligations, Liabilities, Taxes and Other Claims. Subject to any applicable approval of the Bankruptcy Court and in accordance with the Budget, the Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including, in any event, (a) all tax liabilities, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness (other than the Obligations), as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

SECTION 9.05 Maintenance of Existence; Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Applicable Laws of the jurisdiction of its organization except in a transaction permitted by Section 10.03 or Section 10.04; and (b) take all reasonable action to obtain, preserve, renew, extend and keep in full force and effect all rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks, trade names and service marks necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall, and shall cause each of its Subsidiaries to, comply with the requirements of all Applicable Laws and all orders (other than with respect to the Specified Reporting Requirements), writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.06 Environmental Compliance.

(a) The Borrower will, and will cause its Subsidiaries to, use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificate, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws, and keep its and their property free of any Lien imposed by any Environmental Law.

(b) In the event of the presence of any Hazardous Material on any Real Property of the Borrower or any of its Subsidiaries which is in violation of, or which could reasonably be expected to result in material liability under, any Environmental Law, the Borrower and its Subsidiaries, upon discovery thereof, shall take all necessary steps to initiate and expeditiously complete all response, corrective and other action to mitigate and eliminate any such violation or potential liability, and shall keep the Collateral Agent informed on a regular basis of their actions and the results of such actions.

(c) The Borrower shall, and shall cause its Subsidiaries to provide the Collateral Agent with copies of any notice, submittal or documentation provided by the

Borrower or any of its Subsidiaries to any Governmental Authority or other Person under any Environmental Law. Such notice, submittal or documentation shall be provided to the Collateral Agent promptly and, in any event, within five (5) Business Days after such material is provided to any Governmental Authority or third party.

SECTION 9.07 ERISA. (a) Promptly after the Borrower or any of its Subsidiaries knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Agents and each Lender a certificate of an Authorized Officer of the Borrower setting forth details as to such occurrence and the action, if any, that such the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that a failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) has occurred (or is reasonably likely to occur) or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412, 430 or 431 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a Lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against a the Borrower, a Subsidiary thereof or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified any the Borrower, any Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower, any Subsidiary thereof or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower, any Subsidiary thereof or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code. Without limiting the foregoing, the Borrower shall, and shall cause each of its Subsidiaries and ERISA Affiliates to, (i) promptly furnish the Administrative Agent with copies of any notices or documents received or provided under Sections 101(f), 101(j), 101(k), 101(l) or 4221(e) of ERISA with respect to any Plan, and (ii) make such Multiemployer Plan information requests under Sections 101(k) and 101(l) of ERISA as the Administrative Agent shall reasonably request in writing.

SECTION 9.08 Maintenance of Properties. The Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (ii) make all necessary repairs thereto and renewals, additions, improvements and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.09 Reserved.

SECTION 9.10 Covenant to Guarantee Obligations and Give Security.

(a) With respect to any personal property acquired by the Borrower or any of its Subsidiaries after the Closing Date that is intended to be subject to the Lien created by one or more of the Collateral Documents, but is not so subject, the Borrower shall at its own expense and within 30 days after the acquisition thereof:

(i) execute and deliver to the Collateral Agent a security agreement in form and substance substantially similar to the Security Agreement (or other agreement, instrument or document in form and substance substantially similar to any comparable Collateral Document) or an amendment or supplement to the relevant Collateral Documents, securing payment of all the Obligations under the Credit Documents and constituting Liens on all such property;

(ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Documents, including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents as may be required by applicable Law in order to perfect and maintain the validity, effectiveness and priority of any such Collateral Document and any of the Liens intended to be created thereunder; and

(iii) take such actions and execute and/or deliver to the Collateral Agent such documents as may be required by applicable Law in order to perfect and maintain the validity, effectiveness and priority of any such Collateral Document and any of the Liens intended to be created on such after-acquired properties.

(b) Upon the occurrence and during the continuance of an Event of Default, the Borrower shall, and shall cause its Subsidiaries to, grant a security interest in, and take all actions to perfect such security interest, in any additional property and assets requested by the Collateral Agent or the Required Lenders.

SECTION 9.11 Pledges of Additional Stock. If the Borrower acquires or creates another Subsidiary, after the Closing Date, then the Borrower shall, within thirty (30) days after the date such formation or creation:

(a) pledge to the Collateral Agent for the benefit of the Secured Parties (i) all the Equity Interests of such new Subsidiary, except, to the extent such pledge of the Equity Interests of any “first-tier” Foreign Subsidiary that qualifies as a controlled foreign corporation within the meaning of Section 951 of the Code and that would result in any adverse tax consequence or duty, in which case, the Borrower will pledge to the Collateral Agent for the benefit of the Secured Parties 65% of the issued and outstanding Voting Equity Interests of and 100% of the issued and outstanding non-voting Equity Interests of each such Foreign Subsidiary, and (ii) any intercompany notes or debt securities of such new Subsidiary, in either case, that are held by the Borrower, subject to Permitted Liens; and

(b) deliver to the Collateral Agent any certificates representing such Equity Interests, intercompany notes and debt securities referenced in the foregoing clause, together with (A) in the case of such Equity Interests, undated stock powers or instruments of transfer, as applicable, endorsed in blank, and (B) in the case of such intercompany notes or debt securities, endorsed in blank, in each case executed and delivered by an Authorized Officer of the Borrower.

SECTION 9.12 Use of Proceeds. The proceeds of the Term Loans shall be used in a manner consistent with the terms and conditions set forth herein, in the Order and in the Budget, subject to variances as described in Section 10.13, solely for (1) working capital and other general corporate purposes, (2) permitted payment of costs of administration of the Bankruptcy Case (subject to the limitations of the Carve Out) and (3) payment of fees and expenses due under this Agreement and the other Credit Documents. The proceeds of the Term Loans shall not be used (a) in connection with or to finance in any way any action, suit, arbitration, proceeding, application, motion or other litigation of any type (i) adverse to the interests of the Agents, the Lenders, the Indenture Trustee, the Bondholders, or their rights and remedies under the Credit Documents or the Order, as applicable (except as set forth in the Order), including, without limitation, for the payment of any services rendered by the professionals retained by the Borrower or any Committee in connection with the assertion of or joinder in any claim, counterclaim, action, proceeding, application, motion, objection, defense or other contested matter, the purpose of which is to seek, or the result of which would be to obtain, any order, judgment determination, declaration or similar relief (ii) invalidating, setting aside, avoiding or subordinating, in whole or in part, the Obligations or the obligations of the Borrower pursuant to the Bonds and the Indenture (except as set forth in the Order), (iii) for monetary, injunctive or other affirmative relief against any Agent, Lender, Indenture Trustee, Bondholders, or their respective collateral, or (iv) preventing, hindering or otherwise delaying the exercise by the Agents, any Lender, the Indenture Trustee or any Bondholder of any rights and/or remedies under the Order, the Credit Documents, or applicable law, or the enforcement or realization (whether by foreclosure, credit bid, further order of the Bankruptcy Court or otherwise) by the Agents or the Lenders upon any of the Collateral, other than for an emergency hearing brought by the Borrower as contemplated in paragraph 18 of the Order (as in effect on the date hereof) and only to the extent the Bankruptcy Court determines that no “event of default” under the Order has occurred or is continuing; (b) to make any distribution under a plan of reorganization in the Bankruptcy Case; (c) to make any payment in settlement of any claim, action or proceeding, before any court, arbitrator or other governmental body without the prior written consent of the Administrative Agent and the Required Lenders; (d) to pay any fees or similar amounts to any person who has proposed or may propose to purchase interests in the Borrower without the prior written consent of the Administrative Agent and the Required Lenders, (e) to object, contest or interfere with in any way the Collateral Agent’s or Lenders’ enforcement or realization upon any of the Collateral once an “event of default” under the Order has occurred, other than for an emergency hearing brought by the Borrower as contemplated in paragraph 18 of the Order (as in effect on the date hereof) and only to the extent the Bankruptcy Court determines that no “event of default” under the Order has occurred or is continuing; (f) to use or seek to use cash collateral or selling or otherwise disposing of Collateral without the consent of the Collateral Agent and Required Lenders, other than as permitted by this Agreement and the other Credit Documents and in accordance with the Budget; (g) to use or seek to use any insurance proceeds constituting Collateral without the consent of the Collateral Agent and Required Lenders; (h) to incur Indebtedness outside the ordinary course of business without the prior consent of the Collateral Agent and Required Lenders; (i) to assert, commence or prosecute any claims or causes of action whatsoever, including, without limitation, any actions under chapter 5 of the Bankruptcy Code, against any Agent, any Lender, the Indenture Trustee, or any Bondholder; or (j) to prosecute an objection or challenge to, to contest in any manner, or to raise any defenses to, the validity, extent, amount, perfection, priority, or enforceability of any of the Obligations or Liens securing the Obligations or any other claims, liens, rights or interests (including interests in the Collateral) held by or on behalf of the Agents, any Lender, the Indenture Trustee, or any Bondholder.

SECTION 9.13 Further Assurances. The Borrower shall, and shall cause each of its Subsidiaries to, (a) correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments in order to (i) as the Collateral Agent and the Required Lenders may reasonably require from time to time, carry out more effectively the purposes of the Credit Documents, (ii) subject the Borrower’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents to the fullest extent permitted by applicable Law, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) as the Collateral Agent and the Required Lenders may reasonably require from time to time, assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Credit Document or under any other instrument executed in connection with any Credit Document to which the Borrower or any of its Subsidiaries is or is to be a party.

SECTION 9.14 Reserved.

SECTION 9.15 Security Interest in Accounts.

(a) The Borrower shall establish and deliver to the Collateral Agent a Control Agreement with respect to all deposit, securities and commodities accounts, including those accounts listed on Schedule 8.26, maintained by the Borrower other than those accounts that are Excluded Accounts. The Borrower shall, at all times ensure that, by entering into such Control Agreements, all deposit, securities and commodities accounts of such Persons are subject to a valid and perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties. So long as no Default or Event of Default has occurred and is continuing, the Borrower may withdraw amounts from the Cash Controlled Accounts and the Citibank Operating Account to make payments consistent with the Budget, provided that withdrawals from the DIP Proceeds Controlled Account shall be subject to the restrictions set forth in Section 10.23.

(b) If no Event of Default has occurred and is continuing, the Borrower may establish new deposit accounts, securities accounts or commodities accounts in addition to those listed on Schedule 8.26, so long as, prior to the time any such new account is established: (i) the Borrower has delivered to the Collateral Agent an amended Schedule 8.26 including such account and (ii) the Borrower has delivered to the Collateral Agent a Control Agreement with respect to such account to the extent such account is not an Excluded Account; provided that the Borrower shall not allow any Collections or other amounts or property to be deposited or credited to any such account until such time as a Control Agreement has been established and delivered to the Collateral Agent.

(c) The Collateral Agent agrees not to issue a Control Notice unless an Event of Default has occurred and is then continuing. In the event the Collateral Agent issues a Control Notice under any Control Agreement, all Collections or other amounts or property subject to such Control Agreement shall be transferred as directed by the Collateral Agent pursuant to the applicable Control Agreement.

(d) If, notwithstanding the provisions of this Section 9.15, after the occurrence and during the continuance of an Event of Default, the Borrower receives or otherwise has dominion over or control of any Collections or other amounts, the Borrower shall hold such Collections and amounts in trust for the Collateral Agent and shall not commingle such Collections with any other funds of the Borrower or other Person or deposit such Collections in any account other than those accounts set forth on Schedule 8.26, as amended from time to time (unless otherwise instructed by the Collateral Agent).

(e) Upon request by the Collateral Agent, within five (5) Business Days after the occurrence of an Event of Default, the Borrower shall deliver to the Collateral Agent an updated Schedule 8.26, to the extent there has been a change to the information set forth therein.

(f) The Borrower shall use the Plains Account only for the purpose of complying with radioactive license requirements in the State of Texas.

SECTION 9.16 Real Estate Mortgages and Filings. With respect to any fee interest in any real property (individually and collectively, the “Premises”) (a) owned by the Borrower on the date hereof or (b) acquired by the Borrower after the date hereof, with a Fair Market Value of greater than $1,000,000, within 45 days following the receipt by the Borrower of a request from the Collateral Agent:

(i) the Borrower shall use commercially reasonable efforts to deliver to the Collateral Agent, as mortgagee, fully executed counterparts of a Mortgage, each dated as of the date hereof or the date of acquisition of such property, as the case may be, duly executed by the Borrower, together with evidence of the completion (or reasonably satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien against the properties purported to be covered thereby;

(ii) the Borrower shall use commercially reasonable efforts to deliver to the Collateral Agent mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Lenders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that subject to the exceptions approved by the Collateral Agent and the Required Lenders in their reasonable discretion and noted in such title insurance policy, title to such property is marketable and that the interest created by the Mortgage constitutes a valid Lien thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens, and such policies shall also include, to the extent available, at commercially reasonable rates such endorsements as the Collateral Agent and the Required Lenders shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon;

(iii) the Borrower shall use commercially reasonable efforts to deliver to the Collateral Agent, if requested by the Collateral Agent, an opinion of local counsel to the Borrower in form and substance reasonably satisfactory to the Collateral Agent; and

(iv) the Borrower shall use commercially reasonable efforts to deliver to the Collateral Agent, with respect to each of the covered Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property, there has been no change in the facts depicted in the survey or (ii) an affidavit and/or indemnity from the Borrower stating that to its knowledge there has been no change in facts depicted in the survey, other than, in each case, changes that do not materially adversely affect the use by the Borrower of such Premises for the Borrower’s business as so conducted, or intended to be conducted, at such Premises and in each case, in form sufficient for the title insurer issuing the title policy to remove the standard survey exception from such policy and issue a survey endorsement to such policy.

SECTION 9.17 Landlord, Bailee and Consignee Waivers.

(a) The Borrower, if it is a lessee of, or becomes a lessee of, real property on or in which it will maintain, store, hold or locate assets having an aggregate Fair Market Value of at least $1,000,000 shall use commercially reasonable efforts to deliver to the Collateral Agent a landlord waiver, in form and substance reasonably satisfactory to the Collateral Agent, executed by the lessor of such real property, within 90 days of the Closing Date, if such real property is leased by the Borrower or such Subsidiary as of the Closing Date, or otherwise within 90 days of the date such real property is leased by the Borrower or such Subsidiary.

(b) The Borrower, if it is a bailor of, or becomes a bailor of, assets having an aggregate Fair Market Value of at least $1,000,000 shall use commercially reasonable efforts to deliver to the Collateral Agent a waiver, in form and substance reasonably satisfactory to the Collateral Agent, executed by the bailee of such assets, within 90 days of the Closing Date, if such bailee holds such assets as of the Closing Date, or otherwise within 90 days of the date such bailee holds such assets.

(c) The Borrower, if it is a consignor of, or becomes a consignor of, assets having a Fair Market Value of at least $1,000,000 shall use commercially reasonable efforts to deliver to the Collateral Agent a waiver, in form and substance reasonably satisfactory to the Collateral Agent, executed by the consignee of such assets, within 90 days of the Closing Date, if such assets are consigned as of the Closing Date, or otherwise within 90 days of the date such assets are consigned.

SECTION 9.18 Material Contracts. Subject to any applicable approval of the Bankruptcy Court and in accordance with the Budget, the Borrower shall, and shall cause each of its Subsidiaries to, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it except where such failure to perform or observe could not reasonably be expected to have a Material Adverse Effect, and, after a Default, take all such action to such end as requested by the Collateral Agent or the Required Lenders and make to each other party to each such Material Contract such demands and requests for information and reports or for action as the Borrower or any of its Subsidiaries is entitled to make under such Material Contract.

SECTION 9.19 Lender Meetings. As required under the Order, members of the Borrower’s senior management shall meet on a bi-weekly basis with the Agents and the Lenders either in person or via telephone conference (at the Borrower’s option), to discuss the Borrower’s business operations, significant events in the bankruptcy proceedings and the status reports delivered pursuant to the Order.

SECTION 9.20 Budget Maintenance. The Budget and any modification or supplement to, or amendment or update of, the Budget (including all footnotes, notes and attachments thereto) shall be in form and substance acceptable to and approved by the Agents and the Required Lenders, each in their reasonable discretion.

SECTION 9.21 E&Z Amendment. The Borrower (a) shall file a motion with the Bankruptcy Court seeking approval of the E&Z Amendment no later than April 3, 2011, (b) shall use good faith reasonable efforts to obtain entry of an order of the Bankruptcy Court approving the E&Z Amendment, and (c) if no such order is entered by April 19, 2011, the Borrower shall file a motion with the Bankruptcy Court, within seven days of the request of the Required Consenting Bondholders, seeking entry of an order rejecting the E&Z Agreement.

SECTION 9.22 Subsidiary Requirements. The Borrower shall cause each of its Subsidiaries to comply with the requirements of this Article IX to the extent such requirements are applicable to such Subsidiaries.

SECTION 9.23 IP Security Agreements. Within 15 days following the receipt by the Borrower of a request from the Collateral Agent, the Borrower shall deliver fully executed counterparts of the IP Security Agreements, in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders.

SECTION 9.24 Insurance Endorsements. Within 5 Business Days following the Closing Date, the Borrower shall deliver to the Administrative Agent fully executed endorsements as to the insurance required by Section 9.03, in customary form and substance.

ARTICLE X

Negative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitments and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations) are paid in full in accordance with the terms of this Agreement:

SECTION 10.01 Limitation on Incurrence of Additional Indebtedness. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness other than Permitted Indebtedness. Notwithstanding the foregoing, and except for the Carve Out, no Permitted Indebtedness shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the superpriority administrative expense claims of Agents and the Lenders as set forth herein and in the Order.

SECTION 10.02 Limitation on Liens. The Borrower will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Borrower or any of its Subsidiaries whether owned on the Closing Date or acquired after the Closing Date, or any proceeds therefrom, or file or permit to be filed under the UCC (or similar Law) of any jurisdiction a financing statement (or similar record) that names the Borrower as debtor, or assign or otherwise convey any accounts or other right to receive income or profits, other than Permitted Liens.

SECTION 10.03 Limitation on Fundamental Changes. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom, the following shall be permitted:

(a) any Subsidiary may merge or consolidate with or into, or Dispose of all or substantially all of its assets to the Borrower, provided that the Borrower shall be the continuing or surviving Person;

(b) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not be expected to have a Material Adverse Effect; and

(c) Investments permitted by Section 10.05.

SECTION 10.04 Limitation on Dispositions. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except for Permitted Dispositions.

SECTION 10.05 Limitation on Investments. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, make or hold any Investment other than Permitted Investments. An Investment shall be deemed to be existing or outstanding to the extent not returned in the same form as the original Investment (or any other form with a Fair Market Value equal to such original Investment).

SECTION 10.06 Limitation on Restricted Payments. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing, each Subsidiary may make Restricted Payments to the Borrower.

SECTION 10.07 Modification of Certain Agreements. (a) Except as provided under the Plan of Reorganization, as required to close the exit financing contemplated under the Exit Commitment Letter or otherwise ordered by the Bankruptcy Court (unless objected to by the Administrative Agent or the Required Lenders) the Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, amend any of its Organizational Documents.

(b) Except as provided under the Plan of Reorganization or otherwise ordered by the Bankruptcy Court (unless objected to by the Administrative Agent or the Required Lenders) the Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, amend, modify or change in any manner any term or condition of any Permitted Indebtedness of a type described in clause (2) of the definition thereof, except for any refinancing, refunding, renewal or extension thereof permitted by such clause.

SECTION 10.08 Margin Stock. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose.

SECTION 10.09 Limitation on Affiliate Transactions. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided, that in any event, in the case of any transaction with an Affiliate with a transaction value in excess of $1,000,000, the transaction is approved by a majority of the independent directors of the Borrower and, in addition, in the case of any transaction with an Affiliate with a transaction value in excess $5,000,000, the Borrower has obtained a fairness opinion in respect of such transaction from an investment bank of recognized standing.

SECTION 10.10 Limitation on Burdensome Restrictions. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Borrower or any Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law, by any Credit Document, or in any agreements in existence on the Closing Date and set forth on Schedule 10.10, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to any disposition permitted hereunder pending such sale or other disposition, provided such restrictions and conditions apply only to the assets that are to be sold and such disposition is permitted hereunder, (C) clause (i) of the foregoing shall not apply to customary provisions in leases, subleases and licenses (including software and other intellectual property licenses) so long as such restrictions relate solely to the assets subject thereto, (D) the foregoing shall not apply to any agreement binding on a Person at the time such Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, and (E) the foregoing shall not apply to restrictions on cash or other deposits under contracts entered into in the ordinary course of business and not otherwise prohibited hereunder.

SECTION 10.11 Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement.

SECTION 10.12 Change in the Nature of the Business. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, engage in any business other than the Business of the Borrower and its Subsidiaries or any business substantially related or incidental thereto.

SECTION 10.13 Budget Compliance. The Borrower shall not make or permit any of its Subsidiaries to make payments other than those set forth in the Budget; provided, that for any week in the Budget, the amounts for each line item may vary so long as the total variance for all costs in each category set forth in the Budget does not exceed 115% (or such other variance amounts as are acceptable to the Required Lenders in their sole discretion) of the total amount set forth in the Budget on a cumulative, aggregate basis measured weekly by categories of costs (i.e., Manufacturing, Clinical, Facilities, Other Operating) as of the close of business on Friday of each week; provided, further, that the fees and expenses for professionals shall not be subject to the variance limit.

SECTION 10.14 Accounting Changes. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year (other than change its fiscal year end to December 31).

SECTION 10.15 Prepayment, etc. of Indebtedness. Except as provided in the Budget and the Plan of Reorganization, the Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Obligations in accordance with the terms of this Agreement and (b) the payment of any Indebtedness in accordance with its terms, including the terms of any applicable subordination agreement.

SECTION 10.16 Impairment of Security Interest. The Borrower shall not, and shall cause its Subsidiaries not to, take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral. The Borrower shall not, and shall cause its Subsidiaries not to, grant to any Person (other than the Collateral Agent), or permit any Person (other than the Collateral Agent) to retain, any Lien on the Collateral other than Permitted Liens. Neither the Borrower nor any of its Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Agreement. The Borrower shall, at its sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Documents. The Borrower shall, at its sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable Law to perfect the Liens created by the Collateral Documents at such times and at such places as the Collateral Agent or the Required Lenders may reasonably request.

SECTION 10.17 Products. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, acquire one or more Products or become party to, or bound by, one or more in-bound licensing arrangements with respect to any Product.

SECTION 10.18 Subsidiaries. The Borrower shall not transfer any assets or property to any of its Subsidiaries or cause or permit any of its Subsidiaries to engage in any business, conduct any operations or incur any obligations or liabilities.

SECTION 10.19 Issuance of Equity Interests. The Borrower shall not, and shall not permit any of its Subsidiaries to, issue any Equity Interests (whether for value or otherwise) to any Person other than (in the case of Subsidiaries) to the Borrower or another wholly-owned Domestic Subsidiary of the Borrower.

SECTION 10.20 Bankruptcy Case. The Borrower shall not seek, consent or suffer to exist or permit any of its Subsidiaries to seek, consent or suffer to exist (i) any modification, stay, vacation or amendment to the Order (unless otherwise approved by the Agents and the Required Lenders), (ii) a priority claim for any administrative expense or unsecured claim against the Borrower (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expense of any kind specified in Section 503(b) or 507(b) of the Bankruptcy Code or, from and after the entry of the Order, Section 506(c) of the Bankruptcy Code) equal to or superior to the priority claim of the applicable Agent and the Lenders in respect to the Obligations other than the Carve Out; and (iii) any Lien on any Collateral having a priority equal or superior to the Liens in favor of the applicable Agent and the Lenders in respect of the Obligations or the Liens in favor of the Indenture Trustee for the benefit of the Bondholders in respect of the Indebtedness evidenced by the Bonds, in each case other than Liens expressly permitted to be equal or superior in priority pursuant to this Agreement.

SECTION 10.21 Success and Other Similar Fees. The Borrower shall not make, or permit any of its Subsidiaries to make payment of any success, transaction, opinion or similar fee to any financial adviser engaged by the Borrower or any of its Subsidiaries or Affiliates, except as provided in the Budget.

SECTION 10.22 Prepetition Indebtedness. The Borrower shall not pay or discharge, or permit any of its Subsidiaries to pay or discharge, or cause to be paid or discharged, any Indebtedness of the Borrower incurred before the Petition Date other than payments:

(a) approved by the Bankruptcy Court and consented to by the Required Lenders;

(b) consistent with the Budget; or

(c) as required in the Plan of Reorganization, on or about the effective date of the Plan of Reorganization (except as otherwise expressly provided for therein).

SECTION 10.23 DIP Proceeds Controlled Account.

(a) The Borrower shall not deposit any cash held or received by it into the DIP Proceeds Controlled Account other than proceeds of the Term Loans in accordance with the terms hereof.

(b) The Borrower shall not be entitled to withdraw any cash or make payments from the DIP Proceeds Controlled Account unless (i) the amount of cash in (X) the Cash Controlled Accounts, other than the DIP Proceeds Controlled Account, plus (Y) the Citibank Operating Account is, in the aggregate, less than $3,000,000 at such time, (ii) no Default or Event of Default shall have occurred and be continuing, and (iii) such withdrawal will be immediately utilized or such payment will be made in accordance with the Budget.

ARTICLE XI

Events of Default

SECTION 11.01 Listing of Events of Default. Notwithstanding Section 362 of the Bankruptcy Code and without notice, application or motion to, hearing before, or order of the Bankruptcy Court or any notice to any Credit Party, each of the following events or occurrences described in this Section 11.01 shall constitute an “Event of Default”:

(a) Non-Payment of Obligations. The Borrower shall default in the payment of:

(i) any principal of any Loan when such amount is due; or

(ii) any interest on any Loan, and such default shall continue unremedied for a period of three (3) Business Days after such amount is due; or

(iii) any fee described in Article IV, the Agent Fee Letter or in the Fee Letter or any other monetary Obligation, and such default shall continue unremedied for a period of five (5) Business Days after such amount is due.

(b) Breach of Warranty. Any representation or warranty of the Borrower made or deemed to be made in any Transaction Document (including any certificates delivered pursuant to Article VI) which, by its terms, is subject to a materiality qualifier, is or shall be incorrect in any respect when made or deemed to have been made or any other representation or warranty of the Borrower made or deemed to be made in any Transaction Document (including any certificates delivered pursuant to Article VI) is or shall be incorrect in any material respect when made or deemed to have been made.

(c) Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance or observance of any of its obligations under Section 9.01, Section 9.02 (other than to the limited extent such Section requires books and records to be kept in accordance with GAAP which shall instead be subject to Section 11.01(d)), Section 9.10, Section 9.11, Section 9.12, Section 9.15, Section 9.21, Section 10.01, Section 10.03, Section 10.04, Section 10.06, Section 10.07, Section 10.08, Section 10.10, Section 10.11, Section 10.15, Section 10.17, Section 10.19, Section 10.21, Section 10.22, or the Borrower shall default in the due performance or observance of its obligations under any covenant applicable to it under the Security Agreement.

(d) Non-Performance of Other Covenants and Obligations. (i) The Borrower shall default in the due performance or observance of any of its obligations under Section 10.02, Section 10.05, Section 10.09, Section 10.12, Section 10.13, Section 10.14, Section 10.16, Section 10.18, Section 10.20 and Section 10.23 and such default shall continue unremedied for a period of two (2) Business Days after the Borrower shall first have knowledge thereof (provided that such two (2) Business Day grace period shall only apply if such default can be cured within such two (2) Business Day period).

(ii) The Borrower shall default in the due performance and observance of any obligation contained in any Transaction Document executed by it (other than as specified in Sections 11.01(a), 11.01(b), 11.01(c) or 11.01(d)(i)), and such default shall continue unremedied for a period of fifteen (15) days after the Borrower shall first have knowledge thereof.

(e) Default on Other Indebtedness; Judgments. A default shall occur with respect to any prepetition Indebtedness (other than the Obligations) of the Borrower or any judgment or order shall be rendered against the Borrower for the payment of money in respect of any prepetition claim, individually or in the aggregate, having an amount in excess of $500,000, which allows any holder or holders of such Indebtedness, any trustee or agent for such holders, or such judgment creditor to exercise remedies free from the automatic stay to collect payment on such Indebtedness, judgment or order; provided that no Event of Default shall occur under this Section 11.01(e) as a result of any default with respect to Indebtedness arising from, or the entry of any judgment or order related to, the agreements referred to in clause (x) of the definition of Material Adverse Effect.

(f) Administrative Expenses. Any claim, individually or in the aggregate, in excess of $750,000, shall be granted administrative expense status by order of the Bankruptcy Court, other than (i) claims for budgeted amounts to the extent set forth in the Budget (taking into account any variances described in Section 10.13 and the proviso for fees and expenses of professionals set forth therein), (ii) claims for amounts fully covered by insurance proceeds (less any applicable deductible) and (iii) claims arising from or in respect of the agreements referred to in clause (x) of the definition of Material Adverse Effect.

(g) Plans. Any of the following events shall occur with respect to any Plan:

(i) the institution of any steps by the Borrower, any Subsidiary of the Borrower, any ERISA Affiliate or any other Person to terminate a Plan if, as a result of such termination, the Borrower or Subsidiary of the Borrower could be required to make a contribution to such Plan, or could reasonably be expected to incur a liability or obligation to such Plan, in excess of $500,000 in the aggregate;

(ii) a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under Sections 303(k) or 4068 of ERISA or Section 430(k) of the Code; or

(iii) an ERISA Event that, together with all other ERISA Events that have occurred or are occurring, could reasonably be expected to have a Material Adverse Effect.

(h) Reserved.

(i) Impairment of Security, etc. Any Credit Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower party thereto, or the Borrower or any other Person shall, directly or indirectly, contest or limit in any manner such effectiveness, validity, binding nature or enforceability unless (i) such action (if commenced by any Person other than the Borrower) is subject to a protest by the Borrower, which protest is instituted and diligently prosecuted by the Borrower in good faith and (ii) the Collateral Agent and the Lenders are satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, extent, perfection or priority of any of Collateral Agent’s Liens in and to the Collateral; or, except as permitted under any Credit Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected Lien.

(j) Termination of Primary Product Licenses. One or more of the applicable license agreements governing intellectual property necessary for the Borrower’s development, production or sale of the Primary Product is terminated or otherwise no longer in effect.

(k) Material Adverse Effect. A Material Adverse Effect shall occur.

(l) Restraint of Operations; Loss of Assets. If (i) the Borrower or any Subsidiary of the Borrower is enjoined, restrained, or in any way prevented by an order of a court or other Governmental Authority, in each case, of competent jurisdiction and authority, from continuing to, directly or indirectly, develop, make, have made, use, sell, offer for sale, export, commercialize, or import (collectively, the “Development”) the Primary Product, or any material IP Right necessary for such Development of the Primary Product unless such order is subject to a protest by the Borrower, which protest is instituted and diligently prosecuted by the Borrower in good faith and to the reasonable satisfaction of the Collateral Agent and the Required Lenders, (ii) any of the Borrower’s assets which are material to the Development of the

Primary Product is attached, seized, subjected to a writ or distress warrant, or is levied upon, and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by the Borrower or the applicable Subsidiary or (iii) there shall occur (x) any material damage to, or loss or destruction of, any of the assets (including, but not limited to, any IP Right) of the Borrower or any of its Subsidiaries that are material to the Development of any Primary Product, (y) any court of competent jurisdiction and authority issues a judgment that a portion of any material IP Right necessary for the Development of the Primary Product is invalid and unenforceable, or that the Primary Product or such material IP Right infringes or misappropriates the IP Right of any Person unless such judgment is subject to a protest by the Borrower, which protest is instituted and diligently prosecuted by the Borrower in good faith and to the reasonable satisfaction of the Collateral Agent and the Required Lenders, or (z) the Borrower or any of its Subsidiaries fails to pay any fee or take other action required to keep any material IP Right necessary for the Development of the Primary Product from being forfeited, abandoned or dedicated to the public.

(m) Bankruptcy Court Orders. If the Bankruptcy Court shall enter any order (i) amending, reversing, revoking, supplementing, altering, staying, vacating, rescinding or otherwise modifying the Order, the Cash Collateral Order or any other order with respect to the Bankruptcy Case affecting in any material respect this Agreement or the Credit Documents, without the Required Lenders’ consent, (ii) appointing a Chapter 11 trustee or an examiner, with enlarged powers relating to the operation of the business pursuant to Section 1104 of the Bankruptcy Code (powers beyond those set forth in Section 1106(a)(3) and (4) and 1106(b) of the Bankruptcy Code) in the Bankruptcy Case with respect to the Borrower or any of its assets, (iii) dismissing the Bankruptcy Case or converting the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code, or (iv) granting relief from the automatic stay to any creditor holding or asserting a Lien or reclamation claim on the assets of any of Borrower to permit such creditor to foreclose upon or to reclaim Collateral with a value in excess of $500,000.

(n) Lien Priority Motion. If a motion shall be filed by the Borrower for the approval of any other Superpriority Claim in the Bankruptcy Case (other than the Carve Out and Liens permitted to be equal or superior in priority pursuant to this Agreement) which is pari passu with or senior to the claims of any of the Agents or the Lenders against the Borrower unless after giving effect to the transactions contemplated by such motion, all Obligations of the Borrower under the Credit Documents (other than contingent indemnification and reimbursement Obligations in respect of which no claim for payment has been asserted by the Person entitled thereto) shall be paid in full in cash.

(o) DIP Order. The Borrower shall have failed to obtain entry by the Bankruptcy Court of the Order, in form and substance satisfactory to the Agents and Required Lenders by April 21, 2011.

(p) Motion to Restrict Trading The Borrower shall have failed to file a motion with the Bankruptcy Court, within seven days of the request of the Required Consenting Bondholders, seeking to restrict trading of Equity Interests in the Borrower.

(q) Confirmation. The Borrower shall have failed to obtain entry by the Bankruptcy Court of an order confirming the Plan of Reorganization by May 6, 2011 or such other date as closely proximate thereto as possible that can be obtained from the Bankruptcy Court.

(r) Effective Date. The effective date of the Plan of Reorganization shall not have occurred by May 20, 2011.

(s) Termination of Exclusivity. An order terminating exclusivity has been entered by the Bankruptcy Court or requested of the Bankruptcy Court unless actively contested by the Borrower.

(t) Compliance with Orders. The Borrower shall have failed to comply in all material respects with the Order, the Cash Collateral Order (other than compliance with the Specified Reporting Requirements) or any other order of the Bankruptcy Court applicable to the Borrower.

(u) Event of Default under Cash Collateral Order or Order. An “event of default” shall have occurred under the Cash Collateral Order (other than an “event of default” directly arising from the Borrower’s failure to comply with the Specified Reporting Requirements) or the Order.

(v) Filing of Certain Motions. The Borrower shall file a motion in the Bankruptcy Case (i) except as provided in the Order or in the Plan of Reorganization, to use cash collateral held by the Agents on behalf of the Lenders under Section 363(c) of the Bankruptcy Code without the Required Lenders’ consent, (ii) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code, or (iii) to take any other action or actions materially adverse to the Agents or the Lenders or their rights and remedies under (A) any of the Credit Documents, (B) any of the documents evidencing or creating the Secured Parties’ interest in any of the Collateral, (C) the Order, (D) the Plan of Reorganization, or (E) the Plan Support Agreement.

SECTION 11.02 Remedies Upon Event of Default.

(a) If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the Collateral Agent, upon the direction of the Required Lenders shall, notwithstanding Section 362 of the Bankruptcy Code and without notice, application or motion to, hearing before, or order of the Bankruptcy Court, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment. Subject to the granting of the lift-stay motion contemplated by Section 11.02(b), the Lenders and the Collateral Agent shall have all other rights and remedies available at law or in equity or pursuant to any Credit Documents.

(b) Upon the occurrence and during the continuance of an “event of default” under the Order, without further notice or order, (x) immediately upon the date of a Termination Declaration, the Obligations shall be due and payable and all commitments to extend credit hereunder will terminate and (y) following three (3) Business Days’ after a Termination Declaration unless the Bankruptcy Court determines within those three (3) Business Days that an

“event of default” under the Order has not occurred and/or is not continuing, at the end of those three (3) Business Days or after passage of 11:59 p.m. (Eastern Time) on May 20, 2011, (i) the Borrower shall no longer have the right to use cash collateral (other than the Carve Out) and (ii) the Collateral Agent and/or the Lenders may file a motion for relief from the automatic stay to exercise their remedies set forth in the Order, in this Agreement, in the other Credit Documents, and as otherwise available at law against the Collateral, together with a request for emergency treatment, and such motion shall be heard on an emergency basis, subject to the Bankruptcy Court’s calendar. At the hearing on the lift stay motion, the “event of default” under the Order shall constitute cause for entry of the relief requested, unless the Borrower or another party in interest shows that no “event of default” under the Order has occurred and/or is continuing. Upon the termination of the automatic stay, the Agents and the Lenders, shall be permitted to, among other things, and without limitation, (a) sweep any or all cash in the DIP Proceeds Controlled Account and any other account of the Borrower subject to a Control Agreement to prepay the Term Loans and to pay all other Obligations of the Borrower under the Credit Documents to the Secured Parties, (b) foreclose on all or any portion of the Collateral and collect accounts receivable and apply the proceeds thereof to the Obligations of the Borrower under the Credit Documents, (c) occupy the Borrower’s premises, (d) execute going-out-of business sales, (e) upon the direction of the Required Lenders, require the Borrower to pursue an immediate sale of the Collateral pursuant to the provisions of Section 363 of the Bankruptcy Code and apply the proceeds of such sale to pay the Obligations, and (f) otherwise exercise remedies permitted by applicable nonbankruptcy law, including the right of the Collateral Agent and any of its designees to utilize, at no cost or expense, any tradenames, trademarks, copyrights or other intellectual property to the extent necessary or appropriate in order to sell, lease or otherwise dispose of any of the Collateral; provided that all cash and cash proceeds received by the Collateral Agent or any Lender pursuant to the foregoing clauses (a) through (f) shall in each case be subject to any applicable limitations imposed by the Carve Out.

ARTICLE XII

The Agents

SECTION 12.01 Appointment. Each Lender (and, if applicable, each other Secured Party) hereby appoints NexBank as its Collateral Agent under and for purposes of each Credit Document, and hereby authorizes the Collateral Agent to act on behalf of such Lender (or if applicable, each other Secured Party) under each Credit Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Credit Documents received from time to time by the Collateral Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender (and, if applicable, each other Secured Party) hereby appoints NexBank as its Administrative Agent under and for purposes of each Credit Document and hereby authorizes the Administrative Agent to act on behalf of such Lender (or, if applicable, each other Secured Party) under each Credit Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Credit Documents received from time to time by the Administrative Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against any Agent.

SECTION 12.02 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

SECTION 12.03 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower or other Person to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower. Except as expressly set forth herein, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by any Agent or any of its affiliates in any capacity.

SECTION 12.04 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agents. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other requisite Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

SECTION 12.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to any Default or Event of Default in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Collateral Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent receives such a notice, such Agent shall give notice thereof to the other Agent and the Lenders. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement).

SECTION 12.06 Non-Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any Affiliate of the Borrower that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 12.07 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Total Credit Exposure in effect on the date on which indemnification is sought under this Section 12.07 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Total Credit Exposure immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct, provided, that no action taken or refrained from being taken in accordance with directions from or consent by the Required Lenders or all Lenders (as applicable in accordance with the terms of this Agreement) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. The agreements in this Section 12.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 12.08 Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

SECTION 12.09 Successor Agents. Either Agent may resign as Agent upon twenty (20) days’ notice to the Lenders, such other Agent and the Borrower. If either Agent shall resign as such Agent in its applicable capacity under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such Agent in its applicable capacity, and the term “Administrative Agent” or “Collateral Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent in its applicable capacity shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no applicable successor agent has accepted appointment as such Agent in its applicable capacity by the date that is twenty (20) days following such retiring Agent’s notice of resignation, such retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as the Administrative Agent or the Collateral Agent, as applicable, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Credit Documents.

SECTION 12.10 Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 12.11 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Collateral Agent, set off against the Obligations, any amounts owing by such Lender to the Borrower or any of its Subsidiaries or any deposit accounts of the Borrower or any of its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Collateral Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Credit Document against the Borrower or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) Subject to Section 14.09(b), if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the Agents pursuant to the terms of this Agreement, or (ii) payments from the Agents in excess of such Lender’s pro rata share of all such distributions by Agents, such Lender promptly shall (A) turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their pro rata shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

SECTION 12.12 Agency for Perfection. Collateral Agent hereby appoints each other Secured Party as its agent (and each Secured Party hereby accepts such appointment) for the purpose of perfecting the Collateral Agent’s Liens in assets which, in accordance with Article VIII or Article IX, as applicable, of the Uniform Commercial Code of any applicable state can be perfected only by possession or control. Should any Secured Party obtain possession or control of any such Collateral, such Secured Party shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver possession or control of such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions.

ARTICLE XIII

PRIORITY AND COLLATERAL SECURITY

SECTION 13.01 Superpriority Claims and Collateral Security.

(a) The Borrower warrants and covenants that, except as otherwise expressly provided in this paragraph, upon the entry of the applicable Order, the Obligations of the Borrower under the Credit Documents:

(i) shall at all times constitute a Superpriority Claim in the Bankruptcy Case of the Borrower having priority, pursuant to Section 364(c)(1) and 507(b) of the Bankruptcy Code (subject only to the Carve Out and Liens permitted to be equal or superior in priority pursuant to this Agreement), over the other administrative claims of any entity, including, without limitation any claims under Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 507(a), 507(b), 546(c), 546(d), 726 (to the extent permitted by law), 1113 and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code (including, subject to entry of the Order, Section 506(c)), and shall at all times be senior to the rights of the Borrower, the Borrower’s estates, any successor trustee to the extent permitted by law, or any other creditor in the Bankruptcy Case;

(ii) pursuant to Sections 361, 362, 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code and the Security Agreement, shall at all times be secured by, and the Borrower hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a continuing, valid, binding, enforceable, non-avoidable and automatically properly perfected post-petition security interest and first priority (subject to the Carve Out and Liens permitted to be equal or superior in priority pursuant to this Agreement) Lien on all existing and after acquired real and personal property and other assets of the Borrower, tangible and intangible, whether now owned by or owing to, or hereafter acquired by or arising in favor of the Borrower, whether owned or consigned by or to, or leased from or to the Borrower and regardless of where located, including without limitation, (A) the Collateral (as defined in the Security Agreement), (B) all avoidance power claims and actions arising under Section 549 of the Bankruptcy Code relating to postpetition transfers of Collateral and any proceeds thereof, (C) subject to entry of the Order, all avoidance power claims and actions under Chapter 5 of the Bankruptcy Code and any proceeds thereof, (D) subject to entry of the Order, the security interest will not be subject to Section 551 of the Bankruptcy Code nor shall Collateral be surcharged pursuant to Section 506(c) of the Bankruptcy Code, and (E) any unencumbered assets of the Borrower.

(b) Such Superpriority Claim and Liens referred to in Section 13.01(a) shall be subject to the Carve Out, but shall otherwise be senior in priority to the adequate protection Liens securing the Bonds and all other Liens on the assets and properties of the Borrower other than Liens permitted under this Agreement and entitled to priority under applicable nonbankruptcy law.

SECTION 13.02 Collateral Security Perfection. The Borrower agrees to take all action that any Agent or the Required Lenders may reasonably request as a matter of nonbankruptcy law to perfect and protect the Collateral Agent’s Liens for the benefit of the Secured Parties upon the Collateral and for such Liens to obtain the priority therefor contemplated hereby, including, without limitation, executing and delivering such documents, instruments and financing statements, providing such notices to third parties, obtaining such consents from any Governmental Authority and providing such other instruments and documents in recordable form, as the Collateral Agent or the Required Lenders may reasonably request. The Borrower hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any applicable filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprising the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State of Massachusetts or such other jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State of Massachusetts or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower, and (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. The Borrower agrees to furnish any such information to the Agents promptly upon request. Notwithstanding the provisions of this Section 13.02, the Agents and the Lenders shall have the benefit of the Order.

SECTION 13.03 Payment of Obligations. Upon the maturity (whether by acceleration of otherwise) of any of the Obligations under this Agreement or any of the Credit Documents, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

SECTION 13.04 No Discharge; Survival of Claims. Pursuant to Section 1141(d)(4) of the Bankruptcy Code, the Borrower hereby waives any discharge of the Obligations with respect to any plan of reorganization that shall not provide for the payment in full in cash of the Obligations (other than contingent indemnification and reimbursement Obligations in respect of which no claim for payment has been asserted by the Person entitled thereto) under this Facility.

SECTION 13.05 Waiver of any Priming Rights. Upon the Closing Date, and on behalf of itself and its estate, and for so long as any Obligations shall be outstanding, the Borrower hereby irrevocably waives any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or superior priority than the Liens securing the Obligations, or to approve a claim of equal or superior priority than the Obligations.

ARTICLE XIV

Miscellaneous

SECTION 14.01 Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 14.01. The Required Lenders may, or, with the consent of the Required Lenders, the Collateral Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, that no such waiver, amendment, supplement or modification shall directly:

(i)(A) reduce or forgive any portion of any Loan or extend the final expiration date of any Lender’s Commitment or extend the final scheduled maturity date of any Loan or reduce the stated interest rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.08(b)), or (B) reduce or forgive any portion or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any mandatory prepayment of Term Loans (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees)), or (C) amend or modify any provisions of Section 14.09(a) or any other provision that provides for the pro rata nature of disbursements by or payments to Lenders, in each case without the written consent of each Lender directly and adversely affected thereby;

(ii) amend, modify or waive any provision of this Section 14.01 or reduce the percentages specified in the definitions of the term “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.03), in each case without the written consent of each Lender directly and adversely affected thereby;

(iii) increase the aggregate amount of any Commitment of any Lender without the consent of such Lender;

(iv) amend, modify or waive any provision of Article XII without the written consent of the then-current Collateral Agent and Administrative Agent; or

(v) release all or substantially all of the Collateral under the Security Agreement and the Mortgages (except as expressly permitted thereby and in Section 14.20), in each case without the prior written consent of each Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agents and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new class. Notwithstanding anything to the contrary herein, no defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender.

SECTION 14.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Agents, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 14.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties;

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Agents; and

(iii) if to the Specified Bondholder Advisors, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 14.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by any Specified Bondholder Advisor in a notice to the Borrower and the Agents.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 14.02(c)), when delivered; provided, that notices and other communications to the Agents pursuant to Article II shall not be effective until actually received by such Person.

(b) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the Borrower, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to either Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

SECTION 14.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 14.04 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Credit Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

SECTION 14.05 Payment of Expenses and Taxes; Indemnification. The Borrower agrees, (a) to pay or reimburse the Agents and the Lenders for all of their costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents and the Lenders, (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, and hold harmless each Lender and the Agents from any and all Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, (d) to pay or reimburse Collateral Agent for all reasonable fees and expenses incurred in exercising its rights under Section 9.16 and (e) to pay, indemnify and hold harmless each Lender (solely in their capacity as Lenders under this Agreement and the other Credit Documents) and the Agents (solely in their capacity as Agents under this Agreement and the other Credit Documents) and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, actions, judgments, suits, and costs, expenses or disbursements of any kind or nature whatsoever, including reasonable fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of the Borrower, any of its Subsidiaries or any of their Real Property (all the foregoing in this clause (f), collectively, the “indemnified liabilities”); provided, that the Borrower shall have no obligation hereunder to the Agents or any Lender nor any of their Related Parties with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the party to be indemnified or one of their Related Parties or (ii) disputes among the Agents, the Lenders and/or their transferees.

The agreements in this Section 14.05 shall survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Lender, any Agent and their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Lender, no Agent nor any of their respective Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

SECTION 14.06 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as set forth in Section 10.03, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 14.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 14.06) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding anything to the contrary herein, (a) any Lender shall be permitted to pledge or grant a security interest in all or any portion of such Lender’s rights hereunder including, but not limited to, any Loans (without the consent of, or notice to or any other action by, any other party hereto) to secure the obligations of such Lender or any of its Affiliates to any Person providing any loan or other extension of credit to or for the account of such Lender or any of its Affiliates and any agent, trustee or representative of such Person and (b) the Agents shall be permitted to pledge or grant a security interest in all or any portion of their respective rights hereunder or under the other Credit Documents, including, but not limited to, rights to payment (without the consent of, or notice to or any other action by, any other party hereto), to secure the obligations of such Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Agent or any of its Affiliates and any agent, trustee or representative of such Person.

(b)(i) Subject to the conditions set forth in paragraph (b)(i) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (which consent in each case shall not be unreasonably withheld or delayed) of the Required Lenders; provided, that no consent of the Required Lenders shall be required for an assignment to (i) a Bondholder, an Affiliate of a Bondholder or an Approved Fund or (ii) any assignee (other than a Bondholder, an Affiliate of a Bondholder or an Approved Fund) if upon such assignment, such Lender makes a contemporaneous assignment of its pro rata portion of the Bonds to such assignee.

(i) Assignments shall be subject to the following additional conditions:

(A) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(B) the parties to each assignment shall execute and deliver to the Collateral Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such fee is otherwise waived by the Collateral Agent), provided, that only one such fee shall be payable in connection with simultaneous assignments to two or more Approved Funds; and

(C) the assignee, if it shall not be a Lender, shall deliver to the Collateral Agent an Administrative Questionnaire.

(ii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 14.06, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 5.04 and 14.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 14.06.

(iii) The Collateral Agent, acting for this purpose on behalf of the Borrower (but not as an agent, fiduciary or for any other purposes), shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Total Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Collateral Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b)(i) of this Section 14.06, the Collateral Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Agents, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the first proviso to Section 14.01. Subject to paragraph (c)(ii) of this Section 14.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10and 5.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 14.06. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.09(b) as though it were a Lender, provided, that such Participant agrees to be subject to Section 14.09(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.04 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.04(b) as though it were a Lender.

SECTION 14.07 Reserved.

SECTION 14.08 Securitization. The Borrower hereby acknowledge that the Lenders and their Affiliates may securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Borrower shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release the Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to Section 14.06.

SECTION 14.09 Adjustments; Set-off. (a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.01(h), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, to the extent consented to by Collateral Agent, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Agents after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 14.10 Counterparts. This Agreement and the other Credit Documents may be executed by one or more of the parties thereto on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower, the Collateral Agent and the Administrative Agent.

SECTION 14.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14.12 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any party hereto or thereto relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

SECTION 14.13 GOVERNING LAW. THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAW PROVISIONS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA (INCLUDING THE BANKRUPTCY CODE).

SECTION 14.14 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Bankruptcy Court and any appellate courts thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth on Schedule 14.02 or on Schedule 1.01(a) or at such other address of which the Agents shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by law, all rights of rescission, setoff, counterclaims, and other defenses in connection with the repayment of the Obligations; and

(f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.14 any special, exemplary, punitive or consequential damages.

SECTION 14.15 Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Credit Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Credit Document shall be binding upon the Borrower, the estate of the Borrower, and any trustee, other estate representative or any successor in interest of the Borrower in any Bankruptcy Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code. This Agreement and the other Credit Documents shall be binding upon, and inure to the benefit of, the successors of the Agents and the Lenders and their respective assigns, transferees and endorsees. The Liens created by this Agreement and the other Credit Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Bankruptcy Case or any other bankruptcy case of the Borrower to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of the Bankruptcy Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Agent file financing statements or otherwise perfect its Liens under applicable law. The Borrower may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Credit Documents without the prior express written consent of the Agents and the Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by the Borrower without the prior express written consent of the Agents and the Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Borrower, the Agent and the Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Credit Documents

SECTION 14.16 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Agents nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between any Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

SECTION 14.17 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 14.18 Confidentiality. Each Agent and Lender shall hold all non-public information relating to the Borrower or any Subsidiary of the Borrower obtained pursuant to the requirements of this Agreement or in connection with such Lender’s evaluation of whether to become a Lender hereunder (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices; provided, that Confidential Information may be disclosed by any Agent or Lender:

(a) as required or requested by any governmental agency or representative thereof;

(b) pursuant to legal process;

(c) in connection with the enforcement of any rights or exercise of any remedies by such Agent or Lender under this Agreement or any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document;

(d) to such Agent’s or Lender’s attorneys, professional advisors, independent auditors or Affiliates,

(e) in connection with:

(i) the establishment of any special purpose funding vehicle with respect to the Loans,

(ii) any Securitization permitted under Section 14.08;

(iii) any prospective assignment of, or participation in, its rights and obligations in accordance with Section 14.06, to prospective assignees or Participants, as the case may be; and

(iv) any actual or proposed credit facility for loans, letters of credit or other extensions of credit to or for the account of such Agent or Lender or any of its Affiliates, to any Person providing or proposing to provide such loan, letter of credit or other extension of credit or any agent, trustee or representative of such Person; or

(f) with the consent of the Borrower;

provided, that in the case of clause (e) hereof, the Person to whom Confidential Information is so disclosed is advised of and has been directed to comply with the provisions of this Section 14.18.

Notwithstanding the foregoing, (A) each of the Agents, the Lenders and any Affiliate thereof is hereby expressly permitted by the Borrower to refer to the Borrower and any of its Subsidiaries in connection with any promotion or marketing undertaken by such Agent, Lender or Affiliate and, for such purpose, such Agent, Lender or Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrower or such Subsidiary or any of their businesses and (B) any information that is or becomes generally available to the public (other than as a result of prohibited disclosure by any Agent or Lender) shall not be subject to the provisions of this Section 14.18.

EACH LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION (AS DEFINED IN THIS SECTION 14.18) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENTS THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 14.19 Press Releases, etc. The Borrower will not, and will not permit any of its respective Subsidiaries, directly or indirectly, to publish any press release or other similar public disclosure or announcements (including any marketing materials) regarding this Agreement, the other Credit Documents, or the Transactions, without the consent of the Collateral Agent and the Required Lenders, which consent shall not be unreasonably withheld.

SECTION 14.20 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 14.01) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Credit Document or that has been consented to in accordance with Section 14.01 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as (i) the Loans and the other Obligations (other than Unasserted Contingent Obligations) shall have been paid in full (or Cash Collateralized in a manner satisfactory to the Collateral Agent) and (ii) the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and the Borrower under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any guarantee obligations pursuant to this Section 14.20. In each case as specified in this Section 14.20, the Collateral Agent will (and each Lender irrevocably authorizes the Collateral Agent to), at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of Collateral or guarantee obligation from the assignment and security interest granted under the Security Documents, in each case in accordance with the terms of the Credit Documents and this Section 14.20.

SECTION 14.21 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law

October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act. The Borrower agrees to provide all such information to the Lenders upon request by any Agent at any time.

SECTION 14.22 No Fiduciary Duty. The Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, its Subsidiaries and Affiliates, on the one hand, and the Agents, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 14.23 Authorized Officers. The execution of any certificate requirement hereunder by an Authorized Officer shall be considered to have been done solely in such Authorized Officer’s capacity as an officer of the Borrower (and not individually). Notwithstanding anything to the contrary set forth herein, the Secured Parties shall be entitled to rely and act on any certificate, notice or other document delivered by or on behalf of any Person purporting to be an Authorized Officer of the Borrower and shall have no duty to inquire as to the actual incumbency or authority of such Person.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	MOLECULAR INSIGHT PHARMACEUTICALS, INC., a Massachusetts corporation

	By:	/s/ Harry Stylli
Name: Harry Stylli
Title: Chief Restructuring Officer and President

ADMINISTRATIVE AGENT AND COLLATERAL AGENT	NEXBANK, SSB, a Texas-chartered savings bank

	By:	/s/ Jeff Scott
Name: Jeff Scott
Title: Vice President, NexBank, SSB

LENDER:	MORGAN STANLEY SENIOR FUNDING, INC., a Delaware corporation

	By:	/s/ Adam Savarese
Name: Adam Savarese
Title: Managing Director

LENDER:

HIGHLAND CRUSADER OFFSHORE

PARTNERS, LP

By: Highland Crusader Fund GP, L.P., its general partner

By: Highland Crusader GP, LLC., its general partner

By: Highland Capital Management, L.P. Its sole member

By: Strand Advisors, Inc., its general partner

	By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

LENDER:	HIGHLAND CREDIT OPPORTUNITIES CDO, LTD., By: Highland Capital Management, L.P. As Collateral Manager By: Strand Advisors, Inc., its general partner

	By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

LENDER:	TACONIC OPPORTUNITY FUND, L.P., a Delaware limited partnership By: Taconic Capital Advisors L.P.

	By:	/s/ Josh Miller
Name: Josh Miller
Title: Principal